Deal CUSIP Number: 14312CAE7
Revolver CUSIP Number: 14312CAF4

CREDIT AGREEMENT
Dated as of June 7, 2019
among
CARMAX AUTO SUPERSTORES, INC.,
as the Revolving Borrower,
CERTAIN SUBSIDIARIES,
as Designated Borrowers,
CARMAX, INC.,
and
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
The Other Lenders Party Hereto
JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
TOYOTA MOTOR CREDIT CORPORATION
and
U.S. BANK NATIONAL ASSOCIATION,
as
Co-Documentation Agents,
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.
and
WELLS FARGO SECURITIES, LLC,
as
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	29
1.03	Accounting Terms	30
1.04	Rounding	30
1.05	Times of Day; Rates	30
1.06	Letter of Credit Amounts	30
1.07	Timing of Performance	31
1.08	Pro Forma Calculation	31
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		31
2.01	Committed Loans	31
2.02	Borrowings and Conversions of Committed Loans	31
2.03	Letters of Credit	32
2.04	Swing Line Loans	41
2.05	New Vehicle Swing Line Loans	45
2.06	Prepayments	49
2.07	Termination or Reduction of Commitments	50
2.08	Repayment of Loans	50
2.09	Interest	51
2.10	Fees	51
2.11	Computation of Interest and Fees	52
2.12	Evidence of Debt	52
2.13	Payments Generally; Administrative Agent’s Clawback	53
2.14	Sharing of Payments by Lenders	54
2.15	Designated Borrowers	55
2.16	Increase in Commitments	57
2.17	Cash Collateral	58
2.18	Defaulting Lenders	60
2.19	Extension Option	62
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		63
3.01	Taxes	63
3.02	Illegality	67
3.03	Inability to Determine Rates	68
3.04	Increased Costs	70
3.05	Mitigation Obligations; Replacement of Lenders	71
3.06	Survival	72
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		72
4.01	Conditions of Initial Credit Extension	72
4.02	Conditions to all Credit Extensions (other than pursuant to a Payment Commitment)	73

i

4.03	Conditions to all New Vehicle Swing Line Borrowings pursuant to a Payment Commitment	74
ARTICLE V REPRESENTATIONS AND WARRANTIES		74
5.01	Existence, Qualification and Power	75
5.02	Authorization; No Contravention	75
5.03	Governmental Authorization; Other Consents	75
5.04	Binding Effect	75
5.05	Financial Statements; No Material Adverse Effect	75
5.06	Litigation	76
5.07	No Default	76
5.08	Ownership of Property	76
5.09	[Reserved]	76
5.10	[Reserved]	76
5.11	[Reserved]	76
5.12	ERISA Compliance	76
5.13	Subsidiaries; Equity Interests	77
5.14	Margin Regulations; Investment Company Act	77
5.15	Disclosure	77
5.16	Compliance with Laws	78
5.17	[Reserved]	78
5.18	[Reserved]	78
5.19	OFAC	78
5.20	Anti-Corruption Laws	78
ARTICLE VI AFFIRMATIVE COVENANTS		78
6.01	Financial Statements	79
6.02	Certificates; Other Information	79
6.03	Notices	81
6.04	Payment of Taxes	82
6.05	Preservation of Existence, Etc	82
6.06	Maintenance of Properties	82
6.07	Maintenance of Insurance	82
6.08	Compliance with Laws and Contractual Obligations	82
6.09	Books and Records	82
6.10	Inspection Rights	83
6.11	Use of Proceeds	83
6.12	New Subsidiaries	83
6.13	Anti-Corruption Laws	84
ARTICLE VII NEGATIVE COVENANTS		84
7.01	Liens	84
7.02	Fundamental Changes	87
7.03	Change in Nature of Business	88
7.04	Transactions with Affiliates	88
7.05	Burdensome Agreements	89

7.06	[Reserved]	89
7.07	Financial Covenants	89
7.08	Indebtedness	89
7.09	Sanctions	89
7.10	Anti-Corruption Laws	90
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		90
8.01	Events of Default	90
8.02	Remedies Upon Event of Default	92
8.03	Application of Funds	93
ARTICLE IX ADMINISTRATIVE AGENT		93
9.01	Appointment and Authority	93
9.02	Rights as a Lender	94
9.03	Exculpatory Provisions	94
9.04	Reliance by Administrative Agent	95
9.05	Delegation of Duties	95
9.06	Resignation of Administrative Agent	95
9.07	Non‑Reliance on Administrative Agent and Other Lenders	97
9.08	No Other Duties, Etc	97
9.09	Administrative Agent May File Proofs of Claim	97
9.10	Guaranty Matters	98
ARTICLE X MISCELLANEOUS		99
10.01	Amendments, Etc	99
10.02	Notices; Effectiveness; Electronic Communication	101
10.03	No Waiver; Cumulative Remedies; Enforcement	103
10.04	Expenses; Indemnity; Damage Waiver	104
10.05	Payments Set Aside	106
10.06	Successors and Assigns	106
10.07	Treatment of Certain Information; Confidentiality	111
10.08	Right of Setoff	112
10.09	Interest Rate Limitation	113
10.10	Counterparts; Integration; Effectiveness	113
10.11	Survival of Representations and Warranties	113
10.12	Severability	113
10.13	Replacement of Lenders	113
10.14	Governing Law; Jurisdiction; Etc	114
10.15	Waiver of Jury Trial	115
10.16	No Advisory or Fiduciary Responsibility	116
10.17	Electronic Execution of Assignments and Certain Other Documents	116
10.18	USA PATRIOT Act Notice	117
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	117
10.20	Acknowledgement Regarding any Supported QFCs	117

SCHEDULES
1.01        Term Securitization Programs
2.01        Commitments and Applicable Percentages
2.01A        Letter of Credit and Swing Line Commitments
5.06        Litigation
5.13        Subsidiaries and Other Equity Investments
7.01        Existing Liens
10.02        Administrative Agent’s Office; Certain Addresses for Notices
10.08        Restricted Deposit Accounts
EXHIBITS
Form of
A    Committed Loan Notice
B    Swing Line Loan Notice
C    New Vehicle Swing Line Loan Notice
D    Note
E    Compliance Certificate
F    Assignment and Assumption
G    Company Guaranty Agreement
H    Subsidiary Guaranty Agreement
I    Joinder Agreement
J    Designated Borrower Notice
K    Notice of Loan Prepayment

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of June 7, 2019, among CARMAX AUTO SUPERSTORES, INC., a Virginia corporation (the “Revolving Borrower”), certain Subsidiaries of the Company party hereto pursuant to Section 2.15 (each a “Designated Borrower” and, together with the Revolving Borrower, the “Borrowers” and, each a “Borrower”), CARMAX, INC., a Virginia corporation (the “Company”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, New Vehicle Swing Line Lender and L/C Issuer, and JPMORGAN CHASE BANK, N.A., as L/C Issuer.
The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABCP Facility” means (a) the private securitization facility governed by the Transfer and Administration Agreement dated as of December 1, 2004 among CarMax Funding II, as transferor, CarMax Business Services, LLC, a Delaware limited liability company, individually and as servicer, Bank of America, as a bank investor, as a class agent and as agent, and the other investors and class agents party thereto, as amended, supplemented or otherwise modified from time to time, (b) the private securitization facility governed by the Transfer and Administration Agreement dated as of May 25, 2010 among CarMax Funding III, as transferor, CarMax Business Services, LLC, a Delaware limited liability company, individually and as servicer, Wells Fargo Securities LLC, a Delaware limited liability company, as a class agent and as agent, and the investors and other class agents party thereto, as amended, supplemented or otherwise modified from time to time, (c) the private securitization facility governed by the Transfer and Administration Agreement dated as of August 1, 2016 among CarMax Funding IV, as transferor, CarMax Business Services, LLC, a Delaware limited liability company, individually and as servicer and Wells Fargo Bank, National Association, as agent, a class agent and a bank investor, as amended, supplemented or otherwise modified from time to time, (d) the private securitization facility governed by the Transfer and Administration Agreement dated as of September 29, 2017 among CarMax Funding V, as transferor, CarMax Business Services, LLC, a Delaware limited liability company, individually and as servicer, Sumitomo Mitsui Banking Corporation, a Japanese banking corporation, as a bank investor, Manhattan Asset Funding Company LLC, a Delaware limited liability company, as a conduit investor, and SMBC Nikko Securities America, Inc., a Delaware corporation, as class agent and as agent, as amended, supplemented or otherwise modified from time to time, and (e) any other asset‑backed commercial paper facility under which retail installment contracts originated by the Company or any other Loan Party are sold, transferred or assigned from time to time to one or more special purpose entities in a transaction that constitutes a “true sale” for bankruptcy purposes (as evidenced by an opinion prepared and delivered in a manner consistent with market standards by reputable independent counsel experienced in securitization transactions) for a price equal to not less than the fair market value of such retail installment contracts and on such other terms and conditions as shall be reasonable and customary for such transactions; provided, however, that, except as may be required by credit risk retention rules under applicable Law, (x) such arrangement does not include (i) provisions under which the Company or any

Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) directly assumes the credit risk associated with such retail installment contracts, (ii) direct or indirect recourse provisions under which, based on the historical performance of such retail installment contracts, the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) could reasonably be expected to suffer economic loss, or (iii) any recourse provisions which are not customary for transactions of such type and (y) such arrangement does not result in the creation of any Lien on the assets of the Company or any Subsidiary (other than Excluded Special Purpose Finance Subsidiaries), other than Liens on such retail installment contracts and the Related Property.
“Acquisition” means any transaction or series of transactions resulting in the acquisition of (i) more than 50.00% of the Equity Interests in another Person, whether by purchase of such Equity Interests or upon the exercise of an option or warrant for, or conversion of securities into, such Equity Interests, (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a business unit or division of, or a line or lines of business conducted by such Person, or (iii) assets constituting a vehicle dealership.
“Added Lender” has the meaning specified in Section 2.16(a).
“Additional Commitment Lender” has the meaning specified in Section 2.19(d).
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent pursuant to the terms hereof.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning specified in Section 10.02(c).
“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments in effect on the Closing Date is $1,450,000,000.
“Agreement” means this Credit Agreement.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Applicable Rate for Eurodollar Rate Loans and Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	≤0.75:1	0.090%	0.950%	0.000%
2	> 0.75:1 but ≤ 1.75:1	0.110%	1.100%	0.100%
3	> 1.75:1 but ≤ 2.50:1	0.125%	1.200%	0.200%
4	> 2.50:1 but ≤ 3.25:1	0.175%	1.300%	0.300%
5	> 3.25:1 but ≤ 3.75:1	0.225%	1.400%	0.400%
6	> 3.75:1	0.275%	1.600%	0.600%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the first fiscal quarter ending after the Closing Date shall be determined based upon Pricing Tier 2.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BAS, JPMorgan and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as at February 28, 2019, and the related consolidated statements of earnings, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended on that date, including the notes thereto.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Autoborrow Agreement” means an agreement by and between the Revolving Borrower and the Swing Line Lender, providing for the automatic advance of Swing Line Loans by the Swing Line Lender under the conditions set forth therein.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“BAS” means BofA Securities, Inc.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership that is required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bilateral New Vehicle Swing Line Loan” means the portion of any New Vehicle Swing Line Loan made pursuant to Section 2.05(a) which (i) causes the Outstanding Amount of New Vehicle Swing Line Loans to exceed the New Vehicle Swing Line Sublimit or causes any other Obligations to exceed any applicable limit set forth in Section 2.05(a), or (ii) is made when the conditions in Section 4.02 are not otherwise met.
“Bilateral Swing Line Loan” means the portion of any Swing Line Loan made pursuant to Section 2.04(a) which causes the Outstanding Amount of Swing Line Loans to exceed the Swing Line Sublimit or causes any other Obligations to exceed any applicable limit set forth in Section 2.04(a).
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowers’ Liabilities” has the meaning specified in Section 2.15(c).
“Borrowing” means a Committed Borrowing, a Swing Line Borrowing or a New Vehicle Swing Line Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York State or the state where the Administrative Agent’s Office is located and if such day relates to any Eurodollar Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“CarMax Funding II” means CarMax Funding II, LLC, a Delaware limited liability company.
“CarMax Funding III” means CarMax Funding III, LLC, a Delaware limited liability company.
“CarMax Funding IV” means CarMax Funding IV, LLC, a Delaware limited liability company.
“CarMax Funding V” means CarMax Funding V, LLC, a Delaware limited liability company.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations, or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit with (i) any Lender,

(ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-1 or A-1 from either S&P or Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers), (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (f) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000, (g) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (b) through (f) above and (h) solely with respect to any Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (b) through (g) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, requests, rules, guidelines or directives under or issued in connection therewith and (y) all regulations, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully‑diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)    the Revolving Borrower ceases to be a direct or indirect, wholly‑owned Subsidiary of the Company; or
(d)    the Revolving Borrower becomes a direct or indirect Subsidiary of any Subsidiary that is not a Loan Party.
“Closing Date” means June 7, 2019.
“Code” means the Internal Revenue Code of 1986.
“Collection Account” means account #XXXXXXXXXXXX maintained in the name of CarMax Business Services, LLC, d/b/a CarMax Auto Finance, at Wells Fargo Bank, National Association.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Revolving Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans, and (d) purchase participations in New Vehicle Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Fee” has the meaning specified in Section 2.10(a).
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” has the meaning specified in Section 2.01, provided that, for purposes of clarity, Committed Loans shall not include Swing Line Loans or New Vehicle Swing Line Loans, but shall include any Loan made pursuant to Section 2.04(c)(i) or 2.05(e)(i).
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, or (b) a conversion of Committed Loans from one Type to the other pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of a Borrower.
“Company” has the meaning specified in the introductory paragraph hereto.
“Company Guaranty Agreement” means the Company Guaranty Agreement made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.

“Company Margin Stock” means capital stock issued by the Company that (i) constitutes “margin stock” within the meaning of such term under Regulation U of the FRB and (ii) would, taking into account all other “margin stock” held by the Company and its Subsidiaries, cause the value of all such “margin stock” to exceed 25% of the value of all assets of the Company and its Subsidiaries that directly or indirectly secure (with the meaning of Regulation U of the FRB) the Obligations.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:
(i)     Consolidated Interest Charges for such period;
(ii)     the provision for Federal, state, local and foreign income taxes based on income, profits or capital payable by the Company and its Subsidiaries for such period;
(iii)     depreciation and amortization expense;
(iv)     share-based compensation expense reducing such Consolidated Net Income which does not represent a cash item in such period or any future period;
(v)     other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period; and
(vi)    the amortization or expense of all premiums, fees and expenses payable to the extent related to Indebtedness;
and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (ii) all non-cash items increasing such Consolidated Net Income.
“Consolidated EBITDAR” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated EBITDA for such period, plus Consolidated Rental Obligations for such period.
“Consolidated Funded Debt” means, with respect to the Company and its Subsidiaries on a consolidated basis, at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Persons for borrowed money and all monetary obligations of such Persons evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all unreimbursed obligations of such Persons arising under drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Persons (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Persons or is limited in recourse;
(d)    capital leases and Synthetic Lease Obligations; and
(e)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, Consolidated Funded Debt shall include the Indebtedness of the types described above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which the Company or any of its Subsidiaries is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person (in which case such Indebtedness shall not be included) or the liability of such Person in respect of such Indebtedness is otherwise limited (in which case such Indebtedness shall only be included to the extent of such liability). The amount of any Indebtedness secured by a Lien on property owned or being purchased by the Company or any of its Subsidiaries shall be deemed to be the lesser of the outstanding amount of such Indebtedness and the fair market value of such property as determined by such Person in good faith if recourse with respect to such Indebtedness is expressly limited to such property. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Consolidated Funded Debt shall not include the liabilities of any Excluded Special Purpose Finance Subsidiary.
“Consolidated Interest and Rent Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the four fiscal quarter period ending on such date to (b) Consolidated Interest Charges for such period plus Consolidated Rental Obligations for the four fiscal quarter period ending on such date ((x) excluding such rental obligations with respect to real property leased by the Company and its Subsidiaries at the beginning of such period that was purchased by the Company and its Subsidiaries during such four quarter period, but (y) including, on an annualized basis, such rental obligations with respect to real property owned by the Company and its Subsidiaries at the beginning of such period that was Disposed pursuant to a sale and leaseback transaction consummated during such period).
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all gross interest expense (without reducing such amount by, or otherwise netting out, any interest income, floorplan assistance, interest credits or other similar income), premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, but excluding any such interest or expense of (i) an Excluded Special Purpose Finance Subsidiary or (ii) any Person that is neither the Company nor a Subsidiary, which interest or expense (in the case of each of clauses (i) and (ii)) arises pursuant to a Permitted Sale Facility, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under (i) capital leases that is treated as interest in accordance with GAAP and (ii) Synthetic Lease Obligations that would be treated as interest under GAAP were such leases treated as capital leases.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) the Consolidated Funded Debt as of such date plus (ii) the product of (A) six (6) times (B) Consolidated Rental Obligations for the four fiscal quarter period ending on such date ((x) excluding such rental obligations with respect to real property leased by the Company and its Subsidiaries at the beginning of such period that was purchased by the Company and its Subsidiaries during such four quarter period, but (y) including, on an annualized basis, such rental obligations with respect to real property owned by the Company and its Subsidiaries at the beginning of such period that was Disposed pursuant to a sale and leaseback transaction consummated during such period) to (b) Consolidated EBITDAR for the four fiscal quarter period ending on such date.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for such period (excluding any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution shall be included in Consolidated Net Income).
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) the Consolidated Funded Debt as of such date minus (ii) the amount of unrestricted cash and Cash Equivalents held by the Borrowers in the United States as of such date in excess of $15,000,000 (which cash is verifiable by the Administrative Agent) plus (iii) the product of (A) six (6) times (B) Consolidated Rental Obligations for the four fiscal quarter period ending on such date ((x) excluding such rental obligations with respect to real property leased by the Company and its Subsidiaries at the beginning of such period that was purchased by the Company and its Subsidiaries during such four quarter period, but (y) including, on an annualized basis, such rental obligations with respect to real property owned by the Company and its Subsidiaries at the beginning of such period that was Disposed pursuant to a sale and leaseback transaction consummated during such period) to (b) Consolidated EBITDAR for the four fiscal quarter period ending on such date.
“Consolidated Rental Obligations” means, for any period, the aggregate amount of all rental obligations accrued during such period for which the Company and its Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety but without duplication) under all leases (excluding capital leases) in effect at any time during such period, all as determined on a consolidated basis in accordance with GAAP.
“Consolidated Unencumbered Current Assets” means, as of any date of determination, the book value of current assets of the Company and its Subsidiaries, on a consolidated basis, that are not subject to any Lien securing Indebtedness.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a fee rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender and each Lender promptly following such determination.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Notice” has the meaning specified in Section 2.15(b).
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself or whose government is the subject of any territorial Sanction (for purposes of clarification, as of the Closing Date, the foregoing are: Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division, but excluding sales, transfers or other dispositions of Company Margin Stock that is held by the Company as treasury stock.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability upon the Company or any ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, that has not been satisfied in full.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and

(c)    if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurodollar Rate Committed Loan” means a Committed Loan that is a Eurodollar Rate Loan.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Special Purpose Finance Subsidiaries” means, collectively, (a) CarMax Funding II, (b) CarMax Auto Funding LLC, a Delaware limited liability company, (c) CarMax Funding III, (d) CarMax Funding IV, (e) CarMax Funding V, (f) CarMax Funding Services, LLC, a Delaware limited liability company, (g) CarMax Funding Services II, LLC, a Delaware limited liability company, and (h) any other special purpose Subsidiary formed to purchase or otherwise acquire retail installment contracts in connection with an existing or proposed Permitted Sale Facility and which does not conduct any business other than in connection with such Permitted Sale Facility.
“Excluded Subsidiaries” means (a) Glen Allen Insurance, Ltd., a Bermuda company and any other captive insurance subsidiary; (b) each Excluded Special Purpose Finance Subsidiary; (c) any Subsidiary of the Company that is (i) a Foreign Subsidiary or a Subsidiary of a Foreign Subsidiary, (ii) a FSHCO or (iii) a Subsidiary that is not wholly‑owned by a Loan Party; (d) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, in each case, unless such consent, approval, license or authorization has been received; and (e) any not-for-profit subsidiary; provided that in no event shall any borrower or guarantor in respect of the Term Loan Facility be an Excluded Subsidiary.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Company or any Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), including branch profits Taxes, and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company or such Borrower, as the case may be, is located, (c) any U.S. federal withholding Taxes imposed pursuant to FATCA and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company or the applicable Borrower, as the case may be, with respect to such withholding Tax pursuant to Section 3.01(a).
“Existing Credit Agreement” means that certain Credit Agreement dated as of August 24, 2015, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, among the Company, as guarantor, the Borrowers and Bank of America, as agent, and the lenders party thereto.
“Existing Maturity Date” has the meaning specified in Section 2.19(a).

“Extending Lender” has the meaning specified in Section 2.19(e).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into pursuant thereto.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Fee Letters” means (a) the letter agreement, dated May 16, 2019, among the Company, the Administrative Agent and BAS, (b) the letter agreement, dated May 16, 2019, among the Company, and JPMorgan and (c) the letter agreement, dated May 16, 2019, among the Company, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC.
“Foreign Lender” means, with respect to the Company or any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Company or such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company other than a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” means any Domestic Subsidiary of the Company substantially all of whose assets consists of the Equity Interests of one or more Foreign Subsidiaries.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participations or obligation to acquire, refinance or fund participations has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participations or obligation to acquire, refinance or fund participations has been reallocated to other Lenders in accordance with the terms hereof and (c) with respect to the New Vehicle Swing Line Lender, such Defaulting Lender’s Applicable Percentage of the outstanding New Vehicle Swing Line Loans other than New Vehicle Swing Line Loans as to which such Defaulting Lender’s participations or obligation to acquire, refinance or fund participations has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of drafts or other negotiable instruments for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, however, that the amount of any Guarantee described in clause (b) above which is expressly non‑recourse to the other assets of such Person shall be deemed to be the lesser of the amount determined as described above and the fair market value of the assets subject to such Lien as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranties” means the Company Guaranty Agreement and the Subsidiary Guaranty Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.16(d).
“Increasing Lender” has the meaning specified in Section 2.16(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or created for the account of such Person;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable arising in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) current liabilities consisting of expenses accrued in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person (in which case such Indebtedness shall not be included) or the liability of such Person in respect of such Indebtedness is otherwise limited (in which case such Indebtedness shall only be included to the extent of such liability). The amount of any Indebtedness secured by a Lien on property owned or being purchased by any Person shall be deemed to be the lesser of the outstanding amount of such Indebtedness and the fair market value of such property as determined by such Person in good faith if recourse with respect to such Indebtedness is expressly limited to such property. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means (a) in the case of each Committed Loan or New Vehicle Swing Line Loan, the first Business Day of each calendar month, and (b) in the case of each Swing Line Loan, the second Business Day of each calendar month.
“Interest Period” means a period of approximately one month commencing on the first Business Day of each month and ending on the first Business Day of the following month.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit; provided however, that investments made by the Company or any of its Subsidiaries at the direction of an employee thereof under any deferred compensation plan or “rabbi trust” formed in connection with such plan shall not constitute “Investments” for purposes of this Agreement.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuer Documents” means, with respect to any Letter of Credit, the related Letter of Credit Application, and any other document, agreement or instrument entered into by the L/C Issuer and the Revolving Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joinder Agreement” means each Joinder Agreement, substantially in the form of Exhibit I, executed and delivered by a Subsidiary or any other Person to the Administrative Agent, for the benefit of the Lenders, pursuant to Section 6.12.
“Joint Venture” means any Person in whom the Company or any of its Subsidiaries beneficially owns 50.0% or less of the Equity Interests thereof entitled to vote for members of the board of directors or equivalent governing body.
“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
“L/C Commitment” means, with respect to any L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01A. The L/C Commitment of each L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Company, and notified to the Administrative Agent.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, (b) JPMorgan in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (c) any other Lender reasonably acceptable to the Revolving Borrower and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. References herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.
“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit as of such date plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, as of such date. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender and the New Vehicle Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder. Notwithstanding anything to the contrary contained herein, a letter of credit issued by an L/C Issuer other than Bank of America shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified in writing of the issuance thereof by the applicable L/C Issuer and confirmed availability under the Aggregate Commitments.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $50,000,000; provided, however, that with respect to (i) Bank of America, in its capacity as an L/C Issuer, unless otherwise agreed by Bank of America, it shall not be obligated to issue Letters of Credit in an aggregate amount in excess of 50% of the Letter of Credit Sublimit and (ii) JPMorgan, in its capacity as an L/C Issuer, unless otherwise agreed by JPMorgan, it shall not be obligated to issue Letters of Credit in an aggregate amount in excess of 50% of the Letter of Credit Sublimit. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. As of the Closing Date, the Letter of Credit Sublimit is set forth on Schedule 2.01A.
“Leverage Holiday” has the meaning specified in Section 7.07.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Company, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan, a Swing Line Loan or a New Vehicle Swing Line Loan.
“Loan Documents” means, collectively, this Agreement, each Joinder Agreement, each Note, each Issuer Document, each Payment Commitment, each Guaranty, the Fee Letters and any Autoborrow Agreement.
“Loan Parties” means, collectively, the Company, the Revolving Borrower, each Subsidiary Guarantor and each Designated Borrower.
“Material Acquisition” mean any Acquisition that the aggregate consideration therefor (including Indebtedness assumed in connection therewith) equals or exceeds $250,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment or guaranty obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Maturity Date” means the later of (a) June 7, 2024 and (b) if maturity is extended pursuant to Section 2.19, such extended maturity date as determined pursuant to Section 2.19.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“New Vehicle” means a vehicle which has never been owned except by a manufacturer, distributor or dealer and has never been registered.
“New Vehicle Swing Line” means the revolving credit facility made available by the New Vehicle Swing Line Lender pursuant to Section 2.05.
“New Vehicle Swing Line Borrowing” means a borrowing of a New Vehicle Swing Line Loan pursuant to Section 2.05.
“New Vehicle Swing Line Lender” means Bank of America in its capacity as provider of New Vehicle Swing Line Loans, or any successor new vehicle swing line lender hereunder.
“New Vehicle Swing Line Loan” has the meaning specified in Section 2.05(a).
“New Vehicle Swing Line Loan Notice” means a notice of a New Vehicle Swing Line Borrowing pursuant to Section 2.05(c), which shall be substantially in the form of Exhibit C or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by a Responsible Officer of a Borrower.
“New Vehicle Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments. The New Vehicle Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Non-Consenting Lender” means any Lender that does not approve (a) any amendment, waiver or consent that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders or (b) any designation of a foreign Subsidiary as a Designated Borrower pursuant to Section 2.15, which designation has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.19(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit D.
“Notice Date” has the meaning specified in Section 2.19(b).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit K or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of a Borrower.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and bylaws of such corporation (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with the formation or organization of such partnership, joint venture, trust or other entity with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Special Purpose Finance Entities” means those special purpose entities (other than Subsidiaries) formed pursuant to Permitted Sale Facilities to receive and hold Permitted Retail Installment Contracts.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (i) with respect to Committed Loans, Swing Line Loans and New Vehicle Swing Line Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, Swing Line Loans and New Vehicle Swing Line Loans, as the case may be, occurring on such date and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Revolving Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning specified in Section 10.18.
“Payment Commitment” means a written agreement entered into between the New Vehicle Swing Line Lender and a vehicle manufacturer or distributor (and if required pursuant to the terms of the Payment Commitment, the applicable Borrower), providing for advances of the proceeds of New Vehicle Swing Line Loans directly by the New Vehicle Swing Line Lender to such manufacturer or distributor in payment for the purchase of a New Vehicle by the applicable Borrower.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Retail Installment Contract” means a vehicle retail installment contract sold, transferred or assigned by the Company or a Subsidiary to the applicable purchaser, transferee or assignee pursuant to a Permitted Sale Facility.
“Permitted Sale Facilities” means, collectively, (i) each ABCP Facility, (ii) each Term Securitization Program, (iii) each arrangement under which Third‑Party Contracts are sold for fair market value to financial institutions or other lenders and (iv) each other arrangement which provides for the sale, transfer or assignment of retail installment contracts originated by the Company or any other Loan Party to a third party purchaser, transferee or assignee and in a transaction that constitutes a “true sale” for bankruptcy purposes for a price equal to not less than the fair market value of such retail installment contracts and on such other terms and conditions as shall be reasonable and customary for such transactions; provided, however, that, in the case of any arrangement described in clause (iii) or (iv) above, except as may be required by credit risk retention rules under applicable Law, (x) such arrangement does not create Indebtedness (except for income tax or GAAP purposes) of the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary), (y) such arrangement does not include (1) provisions under which the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) directly assumes the credit risk associated with such retail installment contracts, (2) direct or indirect recourse provisions under which, based on the historical performance of such retail installment contracts, the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) could reasonably be expected to suffer economic loss, or (3) any recourse provisions which are not customary for transactions of such type and (z) such arrangement does not result in the creation of any Lien on the assets of the Company or any Subsidiary (other than Excluded Special Purpose Finance Subsidiaries), other than Liens on such retail installment contracts and the Related Property.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.
“Pro Forma Basis” “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a)(i) with respect to any Disposition of all or substantially all Equity Interests in any Subsidiary or any division or product line of the Company or any Subsidiary, income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Disposition shall be excluded and (ii) with respect to any Acquisition, income statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Company or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that (A) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Company and (B) any such calculation shall be subject to the applicable limitations set forth in the definition of Consolidated EBITDA.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“Register” has the meaning specified in Section 10.06(c).
“Related Agreements” has the meaning specified in Section 2.15(d).
“Related Indemnified Party” means, with respect to any Indemnitee, (1) any Controlling or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, managers or employees of such Indemnitee or any of its Controlling or Controlled Affiliates and (3) the respective agents, advisors and representatives of such Indemnitee or any of its Controlling or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee; provided, that each reference to a Controlled or Controlling Affiliate in this sentence pertains to a Controlled or Controlling Affiliate involved, directly or indirectly, in the negotiation, syndication or administration of the credit facilities provided for herein.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Related Property” means, with respect to any retail installment contract, (i) the Lien created by such contract in the vehicle purchased under such contract, (ii) all other Liens, if any, (other than Liens on assets of the Company or any Subsidiary) to secure payment of such contract, (iii) all guaranties, insurance contracts and other agreements or arrangements of whatever character from time to time supporting or securing payment of such contract, (iv) all documents evidencing such contract or the Liens, guaranties, agreements or arrangements described in clauses (i) through (iii) above, (v) all present and future claims, demands, causes of action and choses in action in respect of the foregoing and (vi) all proceeds of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, (c) with respect to a Swing Line Loan at any time an Autoborrow Agreement is not in effect, a Swing Line Loan Notice, and (d) with respect to a New Vehicle Swing Line Loan, a New Vehicle Swing Line Loan Notice or a request from a manufacturer or distributor for New Vehicle Swing Line Loans pursuant to a Payment Commitment.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and New Vehicle Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that (i) the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, (ii) in the event that at the time of such determination any Bilateral Swing Line Loans are outstanding and any Default shall have occurred and be continuing, each of (x) the Aggregate Commitments or Total Outstandings, as the case may be, and (y) the Commitment of or Total Outstandings held by the Swing Line Lender (as the case may be), shall be deemed for purposes of this determination to be increased in the amount of such outstanding Bilateral Swing Line Loans, and (iii) in the event that at the time of such determination any Bilateral New Vehicle Swing Line Loans are outstanding and any Default shall have occurred and be continuing, each of (x) the Aggregate Commitments or Total Outstandings, as the case may be, and (y) the Commitment of or Total Outstandings held by the New Vehicle Swing Line Lender (as the case may be), shall be deemed for purposes of this determination to be increased in the amount of such outstanding Bilateral New Vehicle Swing Line Loans.
“Responsible Officer” means the chief executive officer, the president, the chief financial officer, any executive vice president, any senior vice president, any vice president, the treasurer, the secretary or any assistant treasurer of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).
“Revolving Borrower” has the meaning specified in the introductory paragraph hereto.
“Sanctioned Person” means any Person that is (a) listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or that is otherwise the target of Sanctions,

(b) any Person located, organized or resident in a Designated Jurisdiction, or (c) any Person 50% or more owned or otherwise controlled by any such Person or Persons.
“Sanction(s)” means any economic, financial or trade sanction administered or enforced by the United States Government, including those administered by OFAC, the United Nations Security Council, the European Union, or other applicable sanctions authority recognized by the foregoing.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Specified Subsidiaries” means, collectively, (a) CarMax Auto Superstores Services, Inc., a Virginia corporation, (b) CarMax Properties, LLC, a Virginia limited liability company, and (c) any of CarMax of Laurel, LLC, a Virginia limited liability company, and/or CarMax Auto Mall, LLC, a Virginia limited liability company; provided that, in the case of clause (c), all New Vehicle Swing Line Loans of such Designated Borrower, together with any accrued interest thereon, shall have been repaid in full.
“Specified Transaction” means (a) any Acquisition, (b) any Investment that results in a Person becoming a Subsidiary, (c) any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Company, (d) any Disposition of a business unit, line of business or division of the Company or any Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and (e) any other event that by the express terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, (a) all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company and (b) all references herein to “Subsidiaries” in connection with financial statements or financial ratios (or the components thereof) shall refer to the Subsidiaries of the Company the accounts of which (i) are consolidated with those of the Company in its consolidated financial statements or (ii) would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared in accordance with GAAP.
“Subsidiary Guarantors” means, collectively, all Subsidiaries executing a Subsidiary Guaranty Agreement on the Closing Date and all other Subsidiaries that enter into a Joinder Agreement.
“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit H.
“Swap Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts,

equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04, including any Borrowing of such a Loan pursuant to an Autoborrow Agreement.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by a Responsible Officer of a Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments. As of the Closing Date, the Swing Line Sublimit is set forth on Schedule 2.01A.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so‑called synthetic, off‑balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility” means that certain term loan credit agreement entered into by the Company and the Revolving Borrower on November 25, 2014, providing for a term loan in the principal amount of $300,000,000, as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time.
“Term Securitization Programs” means (a) the public securitization programs identified on Schedule 1.01 and (b) any other securitization program under which a pool of retail installment contracts originated by the Company or any other Loan Party is sold, transferred or assigned to one or more special purpose entities in a transaction that constitutes a “true sale” for bankruptcy purposes (as evidenced by an opinion prepared and delivered in a manner consistent with market standards by reputable independent counsel experienced in securitization transactions) for a price equal to not less than the fair market value of such retail installment contracts and on such other terms and conditions as shall be reasonable and customary for such transactions; provided, however, that, except as may be required by credit risk retention rules under applicable Law, (x) such arrangement does not include (i) provisions under which the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) directly assumes the credit risk associated with such retail installment contracts, (ii) direct or indirect recourse provisions under which, based on the historical performance of such retail installment contracts, the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) could reasonably be expected to suffer economic loss, or (iii) any recourse provisions which are not customary for transactions of such type and (y) such arrangement does not result in the creation of any Lien on the assets of the Company or any Subsidiary (other than Excluded Special Purpose Finance Subsidiaries), other than Liens on such retail installment contracts and the Related Property.
“Third‑Party Contract” means a retail installment contract originated by the Company or any other Loan Party, which contract is assigned to a financial institution or other lender that is not an Affiliate of the Company, promptly after origination.
“Threshold Amount” means $125,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Type” means, with respect to a Committed Loan, Swing Line Loan or New Vehicle Swing Line Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
“Within Line Limitation” means, with respect to any Borrower, any dealer location and any specific vehicle manufacturer or distributor, limitations on the amount of New Vehicle Swing Line Loans that may be advanced to such manufacturer or distributor with respect to New Vehicles purchased or to be purchased by such Borrower for such dealer location, which limitations are agreed to from time to time by the Administrative Agent and such distributor or manufacturer.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of, or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP or Accounting Practices; Lease Accounting. If at any time any change in GAAP or any change in any accounting practice or financial reporting practice of any Loan Party made in accordance with GAAP would affect the computation of any financial ratio, basket or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio, basket or requirement to preserve the original intent thereof in light of such change in GAAP or such change in accounting practice or financial reporting practice (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) such ratio, basket or requirement shall continue to be computed in accordance with GAAP or such accounting practice or financial reporting practice prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, basket or requirement made before and after giving effect to such change in GAAP or such change in accounting practice or financial reporting practice. Notwithstanding the forgoing or any provision herein to the contrary, any lease that is characterized as an operating lease in accordance with GAAP after the Company’s adoption of ASC 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Company’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Company’s adoption of ASC 842.
1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).
1.05    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for, or successor to, any such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Timing of Performance. When the performance of any covenant, duty or obligation (other than a payment obligation arising under the Loan Documents) is required to be performed on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.
1.08    Pro Forma Calculation. Notwithstanding anything to the contrary herein, the Consolidated Interest and Rent Coverage Ratio, the Consolidated Net Leverage Ratio and the Consolidated Leverage Ratio shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that, notwithstanding the foregoing, when calculating the Consolidated Interest and Rent Coverage Ratio, the Consolidated Net Leverage Ratio or the Consolidated Leverage Ratio, as applicable, for purposes of (i) the Applicable Rate and (ii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenants set forth in Section 7.07, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. With respect to any provision of this Agreement (other than the provisions of Section 7.07) that requires compliance or Pro Forma Compliance with the financial covenants set forth in Section 7.07, such compliance or Pro Forma Compliance shall be required regardless of whether the Company is otherwise required to comply with such covenant under the terms of Section 7.07 at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Revolving Borrower, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all New Vehicle Swing Line Loans shall not, in the aggregate, exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Revolving Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02    Borrowings and Conversions of Committed Loans.
(a)    Each Committed Borrowing and each conversion of Committed Loans from one Type to the other shall be made upon the Revolving Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative

Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 1:00 p.m. one Business Day prior to the requested date of any Borrowing of Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans or of any conversion of Base Rate Committed Loans to Eurodollar Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Committed Loans. Except as provided in Sections 2.03(c), 2.04(c), and 2.05(e), each Borrowing of or conversion of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Revolving Borrower is requesting a Committed Borrowing, or a conversion of Committed Loans from one Type to the other, (ii) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed or converted, and (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted. If the Revolving Borrower fails to provide a timely Committed Loan Notice requesting a conversion of Eurodollar Rate Loans to Base Rate Loans, such Loans shall continue as Eurodollar Rate Loans. If the Revolving Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice, then the applicable Committed Loans shall be made as Eurodollar Rate Loans.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans. Each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Revolving Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Revolving Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Revolving Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Revolving Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Revolving Borrower as provided above.
(c)    The Administrative Agent shall promptly notify the Revolving Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Revolving Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit;

and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Revolving Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all New Vehicle Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Revolving Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Revolving Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Revolving Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Revolving Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    The L/C Issuer shall not issue any Letter of Credit, if:
(A)    except as provided in Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) the Revolving Borrower has Cash Collateralized the Outstanding Amount of L/C Obligations related to such Letter of Credit, or (ii) all the Lenders have approved such expiry date; or
(C)    the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer would exceed its L/C Commitment.
(iii)    The L/C Issuer shall not be under any obligation to issue, amend or increase any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount of less than $500,000;
(D)    such Letter of Credit is to be denominated in a currency other than Dollars;
(E)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)    any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.18(a)(iv), any Fronting Exposure remains outstanding, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its reasonable discretion) with the Revolving Borrower or such Defaulting Lender to eliminate the L/C Issuer’s Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may elect in its sole discretion.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto‑Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Revolving Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Revolving Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Revolving Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Revolving Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Revolving Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Revolving Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto‑Extension Letter of Credit”); provided that any such Auto‑Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve‑month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non‑Extension Notice Date”) in each such twelve‑month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Revolving Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto‑Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or to an expiry date later than the Letter of Credit Expiration Date if, at the time of such extension, the Revolving Borrower has Cash Collateralized the Outstanding Amount of L/C Obligations related to such Letter of Credit or the L/C Issuer and all the Lenders have approved such expiry date); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non‑Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Revolving Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, or any cancelled Letter of Credit accepted by a Letter of Credit beneficiary prior to its expiration, the L/C Issuer will also deliver to the Revolving Borrower (if requested by the Revolving Borrower) and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. The L/C Issuer will also promptly deliver to the Revolving Borrower (if requested by the Revolving Borrower) and the Administrative Agent copies of any non-renewal notifications sent to beneficiaries of Auto-Extension Letters of Credit.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Revolving Borrower and the Administrative Agent of (A) the receipt of such notice, (B) the date on which the L/C Issuer expects to make a payment under such Letter of Credit and (C) the amount of such drawing. Not later than 2:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Revolving Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Revolving Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Revolving Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative

Agent (which shall be at least one Business Day after Administrative Agent delivers such notice), whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan in such amount to the Revolving Borrower. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Revolving Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, the Revolving Borrower, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Revolving Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Revolving Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any reasonable administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Revolving Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date one Business Day after such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Revolving Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company, the Revolving Borrower, any Designated Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor‑in‑possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company, the Revolving Borrower, any Designated Borrower or any Subsidiary;
provided that the foregoing shall not excuse the L/C Issuer from liability to the Company or its Subsidiaries to the extent provided in the second proviso to Section 2.03(f).
The Revolving Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Revolving Borrower’s instructions or other irregularity, the Revolving Borrower will immediately notify the L/C Issuer. The Company, the Revolving Borrower and each Designated Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given by the Revolving Borrower as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Revolving Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Revolving Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Revolving Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective

Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Revolving Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Revolving Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, special, punitive or exemplary, damages suffered by the Revolving Borrower which the Revolving Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall provide to the Administrative Agent a list of outstanding Letters of Credit (together with type, amounts, beneficiary, issue date, expiry date and non-renewal notice period(s) for any Auto-Extension Letters of Credit)) issued by it on a monthly basis. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Revolving Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.
(h)    Letter of Credit Fees. The Revolving Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.18, with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Revolving Borrower shall pay directly to the L/C Issuer, for its own account, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the applicable Fee Letter (or as otherwise agreed to in writing between the Revolving Borrower and the L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit during the year following the due date of such fronting fee, which daily amount shall be determined on the date of payment of such fee, provided that if the amount available to be drawn in any such year is increased or decreased during such year, the fronting fee previously paid with respect to such year shall be adjusted accordingly. Such fronting fee shall be computed on an annual basis in advance and shall be due and payable (i) on the date of issuance of such Letter of Credit, (ii) annually thereafter, (iii) on the Letter of Credit Expiration Date and (iv) thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Revolving Borrower shall pay directly to the L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Revolving Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Revolving Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Revolving Borrower, and that the Revolving Borrower’s business derives substantial benefits from the business of such Subsidiaries.
2.04    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Revolving Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all New Vehicle Swing Line Loans shall not exceed such Lender’s Commitment; provided, further, that, the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure (after giving effect to Section 2.18(a)(iv)); and provided, further, that the Revolving Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing

Line Loan. Notwithstanding the foregoing sentence, however, in the event a Swing Line Loan is advanced and such Loan causes the Outstanding Amount of Swing Line Loans or other Obligations to exceed the Swing Line Sublimit or any limit set forth in Section 2.04(a), (1) the Swing Line Lender shall be the sole Lender with respect to the portion of any such Loan constituting a Bilateral Swing Line Loan and (2) no other Lender shall be deemed to have purchased or be required to fund a risk participation in such Bilateral Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Revolving Borrower may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. Each Swing Line Loan may be a Base Rate Loan or a Eurodollar Rate Loan. Except as otherwise provided above in this Section 2.04(a) with respect to Bilateral Swing Line Loans, immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. At any time an Autoborrow Agreement is not in effect, each Swing Line Borrowing and each conversion of Swing Line Loans from one Type to the other shall be made upon the Revolving Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swing Line Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date or date of conversion of Eurodollar Rate Loans to Base Rate Loans or of any conversion of Base Rate Loans to Eurodollar Rate Loans, and shall specify (x) the amount to be borrowed, which shall be a minimum of $500,000, (y) the requested borrowing date, which shall be a Business Day, and (z) the Type of Swing Line Loan to be borrowed or to which existing Swing Line Loans are to be converted. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Revolving Borrower at the Swing Line Lender’s office by crediting the account of the Revolving Borrower on the books of the Swing Line Lender in immediately available funds. If the Revolving Borrower fails to provide a timely Swing Line Loan Notice requesting a conversion of Eurodollar Rate Loans to Base Rate Loans, such Loans shall continue as Eurodollar Rate Loans. If the Revolving Borrower fails to specify a Type of Swing Line Loan in a Swing Line Loan Notice, then the applicable Swing Line Loan shall be made as a Eurodollar Rate Loan.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Revolving Borrower (which hereby irrevocably authorizes the

Swing Line Lender to so request on its behalf), that each Lender make a Eurodollar Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding (including, subject to Section 2.04(c)(ii), any Bilateral Swing Line Loans). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Eurodollar Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Revolving Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loans) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice (which shall be at least one Business Day after any voluntary Committed Loan Notice issued by the Swing Line Lender), whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Eurodollar Rate Committed Loan to the Revolving Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan (other than a Bilateral Swing Line Loan) cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Eurodollar Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the

Swing Line Lender, any Borrower, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Revolving Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan (other than a Bilateral Swing Line Loan) is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), then (x) the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made, (y) each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate and (z) such Lender shall hold a participation in such reinstated obligation to the extent of such Lender’s payment. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Revolving Borrower for interest on the Swing Line Loans. Until each Lender funds its Eurodollar Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender. Interest in respect of any Bilateral Swing Line Loan shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Revolving Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(g)    Autoborrow Arrangement. In order to facilitate the borrowing of Swing Line Loans, the Revolving Borrower and the Swing Line Lender may mutually agree to, and are hereby authorized to, in each case with notice to the Administrative Agent, enter into an Autoborrow Agreement providing for the automatic advance by the Swing Line Lender of Swing Line Loans subject to the conditions set forth therein.  At any time an Autoborrow Agreement is in effect, Borrowings of Swing Line Loans under such Autoborrow Agreement shall be made in accordance with the terms of such Autoborrow Agreement.  For purposes of determining the Total Outstandings at any time during which an Autoborrow Agreement is in effect, the Outstanding Amount of all Swing Line Loans shall be deemed to be the sum of the Outstanding Amount of Swing Line Loans at such time plus the maximum amount available to be borrowed under such Autoborrow Agreement at such time. For purposes of any borrowing of Swing Line Loans pursuant to the Autoborrow Agreement, all references to Bank of America shall be deemed to be a reference to Bank of America, in its capacity as Swing Line Lender hereunder.
2.05    New Vehicle Swing Line Loans.
(a)    The New Vehicle Swing Line. Subject to the terms and conditions set forth herein, the New Vehicle Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, shall make loans (each such loan, a “New Vehicle Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the New Vehicle Swing Line Sublimit, notwithstanding the fact that such New Vehicle Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans, Swing Line Loans and L/C Obligations of the Lender acting as New Vehicle Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any New Vehicle Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans plus such Lender’s Applicable Percentage of the Outstanding Amount of all New Vehicle Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) such Loan, together with the aggregate Outstanding Amount of all other New Vehicle Swing Line Loans made on or prior to such date shall not exceed any applicable Within Line Limitation; provided, further, that, the New Vehicle Swing Line Lender shall not be under any obligation to make any New Vehicle Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure (after giving effect to Section 2.18(a)(iv)); and provided, further, that the proceeds of New Vehicle Swing Line Loans shall only be used (x) to honor New Vehicle drafts presented by the applicable vehicle manufacturer or distributor to the Administrative Agent pursuant to Payment Commitments or (y) otherwise to pay the purchase price of New Vehicles. Notwithstanding the foregoing sentence, however, in the case of a New Vehicle Swing Line Loan advanced to a manufacturer or distributor pursuant to Section 2.05(b), if the conditions precedent to such Loan (as set forth in the applicable Payment Commitment) have been met, the New Vehicle Swing Line Lender shall be required to make such New Vehicle Swing Line Loan, regardless of (x) whether such Loan would cause the Outstanding Amount of New Vehicle Swing Line Loans or other Obligations to exceed the New Vehicle Swing Line Sublimit or any limit set forth in Section 2.05(a) and (y) whether the conditions in Section 4.02 have otherwise been met; provided that, (1) the New Vehicle Swing Line Lender shall be the sole Lender with respect to the portion of any such Loan constituting a Bilateral New Vehicle Swing Line Loan and (2) no other Lender shall be deemed to have purchased or be required to fund a risk participation in such Bilateral New Vehicle Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each New Vehicle Swing Line Loan may be a Base Rate Loan or a Eurodollar Rate Loan. Except as otherwise provided above in this Section 2.05(a) with respect to Bilateral New Vehicle Swing Line Loans, immediately upon the making of a New Vehicle Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the New Vehicle Swing Line Lender a risk participation in such New Vehicle Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such New Vehicle Swing Line Loan.
(b)    Payment Commitment. The New Vehicle Swing Line Lender is authorized to make New Vehicle Swing Line Loans for the account of the Borrowers directly to certain individual manufacturers or distributors that provide New Vehicles to the Borrowers, in accordance with the terms and conditions of the respective Payment Commitment agreed to between the New Vehicle Swing Line Lender and each such manufacturer or distributor. Each New Vehicle Swing Line Loan made pursuant to a Payment Commitment shall be a Eurodollar Rate Loan at the time of such Borrowing, but may be converted to a Base Rate Loan in accordance with the terms of this Agreement. The Borrowers shall remain jointly and severally liable to the New Vehicle Swing Line Lender for all payments made to a manufacturer or distributor pursuant to a Payment Commitment.
(c)    Borrowing Procedures. Each New Vehicle Swing Line Borrowing and each conversion of New Vehicle Swing Line Loans from one Type to the other shall be made pursuant to a Payment Commitment or upon the Revolving Borrower’s irrevocable notice to the New Vehicle Swing Line Lender by (A) telephone or (B) a New Vehicle Swingline Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the New Vehicle Swingline Lender and the Administrative Agent of a New Vehicle Swingline Loan Notice. Each such notice from the Revolving Borrower must be received by the New Vehicle Swing Line Lender not later than 3:00 p.m. on the requested borrowing date or date of conversion of Eurodollar Rate Loans to Base Rate Loans or of any conversion of Base Rate Loans to Eurodollar Rate Loans, and shall specify (i) the amount to be borrowed, (ii) the requested borrowing date, which shall be a Business Day, (iii) the Type of New Vehicle Swing Line Loan to be borrowed or to which existing New Vehicle Swing Line Loans are to be converted, and (iv) the applicable Borrower. The New Vehicle Swing Line Lender will, not later than 6:00 p.m. on the borrowing date specified in such New Vehicle Swing Line Loan Notice, make the amount of its New Vehicle Swing Line Loan available directly to the manufacturer or distributor pursuant to a Payment Commitment or to the applicable Borrower at the New Vehicle Swing Line Lender’s office by crediting the account of such Borrower on the books of the New Vehicle Swing Line Lender in immediately available funds. If the Revolving Borrower fails to provide a timely New Vehicle Swing Line Loan Notice requesting a conversion of Eurodollar Rate Loans to Base Rate Loans, such Loans shall continue as Eurodollar Rate Loans. If the Revolving Borrower fails to specify a Type of New Vehicle Swing Line Loan in a New Vehicle Swing Line Loan Notice or if a Payment Commitment fails to specify a Type of New Vehicle Swing Line Loan, then the applicable New Vehicle Swing Line Loan shall be made as a Eurodollar Rate Loan.
(d)    Authorization. Each Borrower authorizes the New Vehicle Swing Line Lender to enter into, modify or terminate Payment Commitments (in each case, in the New Vehicle Swing Line Lender’s discretion) and to advise each manufacturer or distributor that provides New Vehicles to such Borrower of any change or termination which may occur with respect to the New Vehicle Swing Line. The New Vehicle Swing Line Lender will promptly notify the Revolving Borrower of any such modification or termination.
(e)    Refinancing of New Vehicle Swing Line Loans.
(i)    The New Vehicle Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the New Vehicle Swing Line Lender to so request on its behalf), that each Lender make a Eurodollar Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of New Vehicle Swing Line Loans then outstanding (including, subject to Section 2.05(e)(ii), any Bilateral New Vehicle Swing Line Loans). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Eurodollar Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The New Vehicle Swing Line Lender shall furnish the Revolving Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable New Vehicle Swing Line Loans) for the account of the New Vehicle Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice (which shall be at least one Business Day after any voluntary Committed Loan Notice issued by the New Vehicle Swing Line Lender), whereupon, subject to Section 2.05(e)(ii), each Lender that so makes funds available shall be deemed to have made a Eurodollar Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the New Vehicle Swing Line Lender.
(ii)    If for any reason any New Vehicle Swing Line Loan (other than a Bilateral New Vehicle Swing Line Loan) cannot be refinanced by such a Committed Borrowing in accordance with Section 2.05(e)(i), the request for Eurodollar Rate Committed Loans submitted by the New Vehicle Swing Line Lender as set forth herein shall be deemed to be a request by the New Vehicle Swing Line Lender that each of the Lenders fund its risk participation in the relevant New Vehicle Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the New Vehicle Swing Line Lender pursuant to Section 2.05(e)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Administrative Agent for the account of the New Vehicle Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified in Section 2.05(e)(i), the New Vehicle Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the New Vehicle Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the New Vehicle Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the New Vehicle Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant New Vehicle Swing Line Loan, as the case may be. A certificate of the New Vehicle Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in New Vehicle Swing Line Loans pursuant to this Section 2.05(e)

shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the New Vehicle Swing Line Lender, any Borrower, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.05(e) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of each Borrower (jointly and severally) to repay New Vehicle Swing Line Loans, together with interest as provided herein.
(f)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a New Vehicle Swing Line Loan, if the New Vehicle Swing Line Lender receives any payment on account of such New Vehicle Swing Line Loan, the New Vehicle Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the New Vehicle Swing Line Lender.
(ii)    If any payment received by the New Vehicle Swing Line Lender in respect of principal or interest on any New Vehicle Swing Line Loan (other than a Bilateral New Vehicle Swing Line Loan) is required to be returned by the New Vehicle Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the New Vehicle Swing Line Lender in its discretion), then (x) the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made, (y) each Lender shall pay to the New Vehicle Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate and (z) such Lender shall hold a participation in such reinstated obligation to the extent of such Lender’s payment. The Administrative Agent will make such demand upon the request of the New Vehicle Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(g)    Interest for Account of New Vehicle Swing Line Lender. The New Vehicle Swing Line Lender shall be responsible for invoicing the Revolving Borrower (for itself and on behalf of the applicable Borrower) for interest on the New Vehicle Swing Line Loans. Upon receipt of any such invoice, the Revolving Borrower shall immediately provide copies of such invoice to each Borrower. Until each Lender funds its Eurodollar Rate Committed Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any New Vehicle Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the New Vehicle Swing Line Lender. Interest in respect of any Bilateral New Vehicle Swing Line Loan shall be solely for the account of the New Vehicle Swing Line Lender.
(h)    Payments Directly to New Vehicle Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the New Vehicle Swing Line Loans directly to the New Vehicle Swing Line Lender.

2.06    Prepayments.
(a)    The Revolving Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. on the date of prepayment of such Committed Loans; and (ii) any prepayment of Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice must be in the form of a Notice of Loan Prepayment and shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Revolving Borrower, the Revolving Borrower shall make such prepayment of principal and interest accrued thereon and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.18, each such principal prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding the foregoing, the Revolving Borrower may rescind any notice of prepayment, if such prepayment would have resulted from a refinancing of all or a portion of the Committed Loans hereunder, which refinancing shall not be consummated or shall otherwise be delayed.
(b)    At any time an Autoborrow Agreement is not in effect, the Revolving Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Revolving Borrower, the Revolving Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If an Autoborrow Agreement is in effect, prepayments of Swing Line Loans advanced thereunder shall be made pursuant to the terms of such Autoborrow Agreement. Notwithstanding the foregoing, the Revolving Borrower may rescind any notice of prepayment, if such prepayment would have resulted from a refinancing of all or a portion of the Swing Line Loans hereunder, which refinancing shall not be consummated or shall otherwise be delayed.
(c)    The Revolving Borrower may, upon notice to the New Vehicle Swing Line Lender, at any time or from time to time, voluntarily prepay New Vehicle Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the New Vehicle Swing Line Lender not later than 4:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Revolving Borrower, the Revolving Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the dated specified therein. Notwithstanding the foregoing, the Revolving Borrower may rescind any notice of prepayment, if such prepayment would have resulted from a refinancing of all or a portion of the New Vehicle Swing Line Loans hereunder, which refinancing shall not be consummated or shall otherwise be delayed.
(d)    If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Revolving Borrower shall, upon demand by the Administrative Agent, immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess; provided, however, that, the Revolving Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
(e)    If for any reason the aggregate Outstanding Amount of Swing Line Loans exceeds the Swing Line Sublimit, the Revolving Borrower shall, upon demand by the Administrative Agent, immediately prepay Swing Line Loans in an aggregate amount at least equal to such excess
(f)    If for any reason the Outstanding Amount of any New Vehicle Swing Line Loans exceeds any applicable Within Line Limitation, the Borrowers (jointly and severally) shall, upon demand by the Administrative Agent, immediately prepay such New Vehicle Swing Line Loans in an aggregate amount at least equal to such excess.
(g)    If for any reason the aggregate Outstanding Amount of New Vehicle Swing Line Loans exceeds the New Vehicle Swing Line Sublimit, the Borrowers (jointly and severally) shall, upon demand by the Administrative Agent, immediately prepay New Vehicle Swing Line Loans in an aggregate amount at least equal to such excess.
2.07    Termination or Reduction of Commitments. The Revolving Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Revolving Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit, the New Vehicle Swing Line Sublimit or any Within Line Limitation exceeds the amount of the Aggregate Commitments, such sublimit or Within Line Limitation shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding the foregoing, the Revolving Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all or a portion of the Commitments hereunder, which refinancing shall not be consummated or shall otherwise be delayed.
2.08    Repayment of Loans.
(a)    The Revolving Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.
(b)    At any time an Autoborrow Agreement is in effect, the Swing Line Loans shall be repaid in accordance with the terms of the Autoborrow Agreement. At any time an Autoborrow Agreement is not in effect, the Revolving Borrower shall repay each Swing Line Loan (i) at any time on demand by the Swing Line Lender and (ii) on the Maturity Date.

(c)    The Borrowers (jointly and severally) shall repay each New Vehicle Swing Line Loan (i) at any time on demand by the New Vehicle Swing Line Lender and (ii) on the Maturity Date.
2.09    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. For purposes of clarification, the Eurodollar Rate in effect for each month during which a Eurodollar Rate Loan is outstanding is the Eurodollar Rate determined to be effective as of the first Business Day of such month and is reset on the first Business Day of each month thereafter.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears (i) on each Interest Payment Date applicable thereto and (ii) at such other times as may be specified herein; provided, however, that, in the case of clause (i) above, if the Administrative Agent fails to provide the Revolving Borrower with a statement of interest with respect to such Loan on or prior to such Interest Payment Date, interest on such Loan shall be due and payable upon the Revolving Borrower’s receipt of such statement. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.10    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Commitment Fee. The Borrowers (jointly and severally) shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.18. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the

Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Such fees shall be fully earned when due and payable and shall not be refundable for any reason whatsoever.
(b)    Other Fees.
(i)    The Company shall pay to the Arrangers and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Company and the Revolving Borrower, as applicable, shall pay to the Lenders such other fees, if any, with respect to the Loan Documents, the Loans or the Commitments, as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.11    Computation of Interest and Fees.
All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.12    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to any of its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.13    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by any Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date and at the time required in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Revolving Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Revolving Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Revolving Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Revolving Borrower, the interest rate applicable to Eurodollar Rate Loans; provided, however, that the Administrative Agent shall demand such payment from the Revolving Borrower only if such Lender has failed to make such payment forthwith on demand or if the Administrative Agent is prohibited by Law or otherwise from making such demand on such Lender. If the Revolving Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Revolving Borrower the amount of such interest paid by the Revolving Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Revolving Borrower shall be without prejudice to any claim the Revolving Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Revolving Borrower (on its own behalf or on behalf of another Borrower) prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.14    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations, Swing Line Loans or New Vehicle Swing Line Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations, Swing Line Loans and New Vehicle Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.17, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations, Swing Line Loans or New Vehicle Swing Line Loans to any assignee or participant, other than an assignment to the Revolving Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply)
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.15    Designated Borrowers.
(a)    Effective as of the date hereof, each Subsidiary that has executed this Agreement shall be a “Designated Borrower” hereunder and may receive New Vehicle Swing Line Loans for its account on the terms and conditions set forth in this Agreement.
(b)    If any wholly-owned Domestic Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) engages in the sale or leasing of new motor vehicles, the Company shall designate such Subsidiary as a Designated Borrower in the applicable Joinder Agreement, as a Designated Borrower to receive New Vehicle Swing Line Loans hereunder, and shall deliver to the Administrative Agent pursuant to Section 6.12, a Joinder Agreement executed by such Subsidiary; provided that a Designated Borrower shall not be required to execute a Joinder Agreement if such Designated Borrower has executed and delivered this Agreement on the Closing Date. The parties hereto acknowledge and agree that prior to any such Subsidiary becoming entitled to utilize the credit facilities provided for in Section 2.05, the Administrative Agent and the Lenders shall have received the documents required by Section 6.12 and any documents requested pursuant to Section 10.18. Promptly following receipt of all such documents required by Section 6.12, the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which such Subsidiary shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive New Vehicle Swing Line Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no New Vehicle Swing Line Loan Notice (nor any Borrowing request by any vehicle manufacturer or distributor) may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c)    Notwithstanding any other provision of this Agreement, each Borrower shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Obligations now or hereafter owed to the Administrative Agent, the L/C Issuer and the Lenders, whether voluntary or involuntary and however arising, whether direct or acquired by any Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined (such Obligations, the “Borrowers’ Liabilities”).
(d)    Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any lack of legality, validity or enforceability of this Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Obligations or any guaranty of any of the Borrowers’ Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”); (ii) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided; (iii) any acceleration of the maturity of any of the Borrowers’ Liabilities or of any other obligations or liabilities of any Person under any of the Related Agreements; (iv) any release, exchange, non‑perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Borrowers’ Liabilities, or for any other obligations or liabilities of any Person under any of the Related Agreements; (v) any dissolution of any Borrower, any Loan Party or any other party to a Related Agreement, or the combination or consolidation of any Borrower, any Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower, any Loan Party or any other party to a Related Agreement; (vi) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part; (vii) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Borrowers’ Liabilities; (viii) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Borrowers’ Liabilities, or any of the obligations or liabilities of any party to any other Related Agreement; and (ix) any other circumstance whatsoever (with or without notice to or knowledge of such Borrower) which may or might in any manner or to any extent vary the risks of such Borrower, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Borrower or any other Loan Party or to any collateral in respect of the Borrowers’ Liabilities. It is the express purpose and intent of the parties hereto that the joint and several liability of each Borrower for the Borrowers’ Liabilities shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided. Notwithstanding the foregoing, the liability of each Borrower with respect to its Borrowers’ Liabilities shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
(e)    Each Subsidiary that is or becomes a “Designated Borrower” pursuant to this Section 2.15 hereby irrevocably appoints the Revolving Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any New Vehicle Swing Line Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by any Borrower acting singly, shall be valid and effective if given or taken only by the Revolving Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Revolving Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(f)    Notwithstanding anything to the contrary contained in this Agreement, a Subsidiary that is not organized under the laws of the United States, any State thereof or the District of Columbia may not become a Designated Borrower unless approved by each Lender. If the Required Lenders have approved such designation, any Non-Consenting Lender may be replaced in accordance with Section 10.13.
2.16    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default and there has been no prior voluntary reduction of the Aggregate Commitments (other than any reduction pursuant to Section 10.13), upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may, from time to time, effectuate an increase in the Aggregate Commitments by adding to this Agreement one or more Persons acceptable to the Company and subject to the approval of the Administrative Agent, the L/C Issuer, the Swing Line Lender and the New Vehicle Swing Line Lender (which approvals shall not be unreasonably withheld), who shall, upon completion of the requirements of this Section 2.16, constitute a “Lender” or “Lenders” hereunder (each an “Added Lender”), or by allowing one or more Lenders in their sole discretion to increase their respective Commitments hereunder (each an “Increasing Lender”) in an amount (for all such increases) not exceeding $550,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) no such increase shall result in any increase in the Letter of Credit Sublimit, Swing Line Sublimit or the New Vehicle Swing Line Sublimit. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Added Lender and Increasing Lender is requested to respond (which shall in no event be less than five Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Added Lender and Increasing Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in such increase of the Aggregate Commitment and, if so, by what amount of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to participate in such increase of the Aggregate Commitment. No Lender shall be obligated to increase its Commitment upon the Company’s request pursuant to this Section 2.16.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Added Lenders’ and Increasing Lenders’ responses to each request made hereunder. Any such increase shall be allocated among the Added Lenders and Increasing Lenders in the Company’s sole discretion. In order to become a Lender, each Added Lender shall execute and deliver to the Administrative Agent a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. Upon delivery by an Added Lender to the Administrative Agent of such joinder agreement and the occurrence of the Increase Effective Date referred to below, such Added Lender shall constitute a “Lender” for all purposes under this Agreement and related documents and without any acknowledgment by or consent of the other Lenders. Each Increasing Lender shall execute and deliver to the Administrative Agent a commitment increase agreement in form and substance reasonably satisfactory to the Administrative Agent. Upon delivery by an Increasing Lender to the Administrative Agent of such commitment increase agreement and the occurrence of the Increase Effective Date referred to below, such Increasing Lender’s Commitment shall be increased as described therein for all purposes under this Agreement and related documents and without any acknowledgment by or consent of the other Lenders. In connection with the foregoing, Schedule 2.01 shall be deemed amended as of the Increase Effective Date to reflect any changes therein resulting from such increases.
(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase (it being understood and agreed that, as to any Loan Party as of the Closing Date, the resolutions adopted by such Loan Party and delivered pursuant to Section 4.01(a)(ii) of this Agreement shall satisfy this condition), and (ii) in the case of the Company and the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Company and the Borrowers contained in Article V and the representations and warranties of each Loan Party contained in each other Loan Document are true and correct in all material respects (or, in the case of representations and warranties already qualified by materiality, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. On each Increase Effective Date, (i) each relevant Added Lender and Increasing Lender that is participating in the increase of the Aggregate Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other relevant Lenders, the outstanding Committed Loans (and risk participations in outstanding Swing Line Loans, New Vehicle Swing Line Loans and L/C Obligations) to be held ratably by all Lenders in accordance with the revised Applicable Percentages, and (ii) the Revolving Borrower shall be deemed to have prepaid and reborrowed the outstanding Committed Loans as of such Increase Effective Date to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any Commitment of Added Lenders and any increase in the Commitments of the Increasing Lenders under this Section.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.
2.17    Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Revolving Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, within three Business Days’ following the written request of the Administrative Agent or the L/C Issuer, the Revolving Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure with respect to such Defaulting Lender (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender (it being understood that the Administrative Agent shall first request that such Defaulting Lender deliver Cash Collateral in an amount sufficient to cover such Fronting Exposure)). If the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), the Revolving Borrower shall immediately Cash Collateralize the Outstanding Amount of all L/C Obligations.
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, deposit accounts at Bank of America. The Revolving Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all Cash Collateral provided as collateral pursuant hereto, and in all proceeds thereof, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Revolving Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (it being understood that the Administrative Agent shall first request that such Defaulting Lender deliver such additional Cash Collateral).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.06, 2.18 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including through the assignment of the rights and obligations of a Defaulting Lender or by the termination of the Defaulting Lender status of a Defaulting Lender) or (ii) the Administrative Agent’s and L/C Issuer’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Revolving Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Revolving Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 or 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations, Swing Line Loans and New Vehicle Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations, Swing Line Loans and New Vehicle Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause such Non-Defaulting Lender’s Applicable Percentage of the Total Outstandings to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans and New Vehicle Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender, the New Vehicle Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.19    Extension Option.

(a)    Requests for Extension. The Company may, no more than two times during the term of this Agreement, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to any anniversary of the Closing Date, request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”).
(b)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 20 days prior to such anniversary of the Closing Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non‑Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non‑Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section 2.19 no later than the date 15 days prior to such anniversary of the Closing Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lenders. The Company shall have the right, at any time prior to the existing Maturity Date applicable to a Non-Extending Lender, to replace such Non‑Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(e)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to such anniversary of the Closing Date, then, effective as of such anniversary of the Closing Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)    Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the effective date for such extension (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, in the case of representations and warranties already qualified by materiality, in all respects) on and as of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in the case of representations and warranties already qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.19, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists or would result therefrom. In addition, on the Maturity Date of each Non-Extending Lender, the Company shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.
(g)    Amendment; Sharing of Payments. In connection with any extension of the Maturity Date, the Company, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section 2.19 shall supersede any provisions in Section 2.14 or Section 10.01 to the contrary.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes.
(i)    Any and all payments by or on account of any obligation of the Company or any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if applicable law requires the deduction or withholding of any Taxes from such payments, then the Administrative Agent, the Company or any Borrower, as applicable, shall be entitled to make such deduction or withholding.
(ii)    If any Borrower, the Company or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C)

to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower or the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes or Other Taxes been made.
(iii)    If any Borrower, the Company or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower, the Company or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required, (B) such Borrower, the Company or the Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower or the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes or Other Taxes been made.
(b)    Payment of Other Taxes by the Company and the Borrowers. Without limiting the provisions of subsection (a) above, the Company and each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    (i)    Indemnification by the Company and the Borrowers. The Company and each Borrower (jointly and severally) shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, setting forth in reasonable detail the calculation of such amount, delivered to the Company or any Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. The Borrowers and the Company (jointly and severally) shall indemnify the Administrative Agent and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below. Upon making such payment to the Administrative Agent, such Borrower or the Company, as applicable, shall be subrogated to the rights of the Administrative Agent pursuant to Section 3.01(c)(ii)(y) and (z) below against the applicable Lender or the L/C Issuer, other than the right of set-off pursuant to the last sentence of Section 3.01(c)(ii).
(ii)    Indemnification by the Lenders. Each Lender and the L/C Issuer shall, and does hereby severally indemnify and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent, for any Indemnified Taxes or Other Taxes attributable to such Lender and the L/C Issuer (but only to the extent that the Company or any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Company and the Borrowers to do so), (y) the Administrative Agent, the Borrowers and the Company for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent, the Borrowers and the Company for any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent, such Borrower or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company or any Borrower to a Governmental Authority, the Company or such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company or any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Company or any Borrower is resident for tax purposes in the United States:
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a

Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)    duly completed copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E, as applicable claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II)    duly completed copies of Internal Revenue Service Form W‑8ECI,
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company or the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E, as applicable, or
(IV)    to the extent a Foreign Lender is not the beneficial owner IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, W-9 or any other required information from each beneficial owner, as applicable;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or any Borrower or with respect to which the Company or any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company or such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out‑of‑pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company and each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Company or such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any Borrower or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent,

(i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company and the Borrowers (jointly and severally) shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), immediately and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Company and the Borrowers (jointly and severally) shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates.
(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion thereto (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B)(x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for the Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of or conversion to Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into (x) in the case of a Committed Loan, a request for a Committed Borrowing of Base Rate Loans (y) in the case of a Swing Line Loan, a request for a Swing Line Borrowing of Base Rate Loans and (z) in the case of a New Vehicle Swing Line Loan, a request for a New Vehicle Swing Line Borrowing of Base Rate Loans, in each case, in the amount specified therein.
(b)    If the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Company, may establish an alternative interest rate option for the Impacted Loans, in which case, such alternative interest rate option shall be available with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.
(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company shall endeavor to establish an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), and shall enter into an amendment to this Agreement to reflect such alternative benchmark rate together with the applicable LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been established and the circumstances under clause (c)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate, in each case until such time as the LIBOR Successor Rate is established as provided above. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein. Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii)    subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made or participated in by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except, in each case, for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made or participated in by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make or participate in any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company and the Borrowers (jointly and severally) will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this

Agreement, the Commitment of such Lender or the Loans made by, or participations in Loans or Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company and the Borrowers (jointly and severally) will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent demonstrable error. The Company and the Borrowers (jointly and severally) shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that neither the Company nor any Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Company and each Borrower, jointly and severally, shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to

Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers (jointly and severally) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to Section 3.04 or to exercise the rights under Section 3.02 to the extent such Lender is not generally imposing such charges or requesting such compensation from, or is not exercising such rights against, as applicable, other similarly situated borrowers under similar circumstances.
(c)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, or if any Lender becomes a Non-Consenting Lender, the Company may, at its expense, replace such Lender in accordance with Section 10.13. If any Lender is a Defaulting Lender, the Company may, at its expense, replace such Defaulting Lender or terminate the applicable Commitment of such Defaulting Lender in accordance with Section 10.13.
3.06    Survival. All of the Company’s and the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or “pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date acceptable to the Administrative Agent) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of (A) this Agreement and (B) the Guaranties;
(ii)    a Note executed by the Borrowers in favor of each Lender requesting a Note;
(iii)    such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and (if available) in good standing in the jurisdiction of its incorporation or organization;
(v)    a customary opinion of Troutman Sanders LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(vi)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required by any Governmental Authority or any other Person in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)    a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has not occurred since February 28, 2019 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect; and
(viii)    evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated.
(b)    (i) Upon the reasonable request of any Lender made at least ten days prior to the Closing Date, the Company shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date; and (ii) at least five days prior to the Closing Date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to such Borrower.
(c)    Any fees required to be paid on or before the Closing Date pursuant to the Fee Letters shall have been paid.
(d)    Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent required to be paid hereunder to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date (or such later date as the Company may reasonably agree).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions (other than pursuant to a Payment Commitment). The obligation of each Lender to honor any Request for Credit Extension (other than pursuant to a Payment

Commitment or a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type) is subject to the following conditions precedent:
(a)    The representations and warranties of (i) the Company and the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of representations and warranties already qualified by materiality, in all respects) on and as of the date of such Credit Extension, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of representations and warranties already qualified by materiality, in all respects) as of such earlier date, (B) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (C) if the proceeds of such Loan are to be used to support a Loan Party’s commercial paper program, the representation set forth in Section 5.05(c) need not be made.
(b)    No Default shall exist or would result from such proposed Credit Extension or the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.15 to the designation of such Borrower as a Designated Borrower shall have been met.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
4.03    Conditions to all New Vehicle Swing Line Borrowings pursuant to a Payment Commitment. The obligation of the New Vehicle Swing Line Lender to honor any request for a New Vehicle Swing Line Borrowing pursuant to a Payment Commitment is subject to the following conditions precedent:
(a)    To the extent required pursuant to the terms of such Payment Commitment, the Administrative Agent shall have received a manufacturer/distributor invoice, cash draft, electronic record, depository transfer check, sight draft, or such other documentation as may be specified in such Payment Commitment, identifying the vehicles delivered or to be delivered to the applicable Borrower; and
(b)    any other conditions precedent set forth in such Payment Commitment.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each of the Company, the Revolving Borrower and each other Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01    Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is authorized to do business and in good standing (or its equivalent, to the extent such concept is inapplicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) and (c), to the extent that failure to be or to have such could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or by which such Person is bound or by which the property of such Person or any of its Subsidiaries is bound or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except to the extent such conflict or breach, or the creation of such Lien, or such required payment, as the case may be, could not reasonably be expected to have a Material Adverse Effect; or (c) violate any Law, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than any such approval, consent, exemption, authorization, other action, notice or filing (x) that has been obtained, taken, given or made and is in full force and effect or (y) the failure of which to obtain or make could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect).
5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document constitutes, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or by general principles of equity.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries (on a consolidated basis) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, in each case to the extent required by GAAP, all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)    The unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2018, and the related consolidated statements of earnings and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries (on a consolidated basis) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year‑end audit adjustments, and (iii) show, in each case to the extent required by GAAP, all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
(c)    Since the later of (i) the date of the Audited Financial Statements and (ii) the date of the most recent financial statements delivered pursuant to in Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect (in each case (except as described in the proviso to this sentence) other than such actions, suits, proceedings, claims or disputes (i) set forth on Schedule 5.06 or (ii) that have been disclosed in writing to the Administrative Agent and the Lenders pursuant to Section 6.03(b)).
5.07    No Default. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.08    Ownership of Property. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in or other contractual rights to use, all real property necessary or used in the ordinary conduct of its business, except where the failure to have such title, interest or other right could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09    [Reserved].
5.10    [Reserved].
5.11    [Reserved].
5.12    ERISA Compliance.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non‑exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; and (ii) as of the most recent certification date for any Pension Plan, the certified adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) for such Pension Plan is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the adjusted funding target attainment percentage for any Pension Plan to drop below 60% as of the most recent valuation date for such Pension Plan; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(d)    As of the Closing Date, the Borrowers are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
5.13    Subsidiaries; Equity Interests. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries that are owned by the Company or any Subsidiary have been validly issued, are fully paid and nonassessable and are owned by such Person in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Liens permitted by Section 7.01. As of the Closing Date, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Company have been validly issued and are fully paid and nonassessable.
5.14    Margin Regulations; Investment Company Act.
(a)    Neither the Company nor any Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure.

No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.16    Compliance with Laws. Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    [Reserved]
5.18    [Reserved].
5.19    OFAC.
None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Company or any Borrower, any director, officer, employee, or agent of the Company or any Subsidiary, is an individual or entity that is a Sanctioned Person.
5.20    Anti-Corruption Laws.
The Loan Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption Laws in other jurisdictions that may be applicable to the Loan Parties and their Subsidiaries from time to time and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with the United States Foreign Corrupt Practices Act of 1977 and, in the case of any business from time to time conducted outside of the United States, such other similar anti-corruption laws.
5.21    No EEA Financial Institutions.
No Loan Party is an EEA Financial Institution.
ARTICLE VI

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized) shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause the Revolving Borrower and each other Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender):
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or if earlier, 15 days after the date required to be filed with the SEC) (commencing with the fiscal year ended February 28, 2020), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of “Big 4” accounting firm (or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date under this Agreement or any other Indebtedness occurring within one year from the time such opinion is delivered) or any qualification or exception as to the scope of such audit; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or if earlier, five days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended May 31, 2019), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of earnings and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
6.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender (or, if requested by the Company in a notice to the Administrative Agent with respect to any specific item, deliver such item to the Administrative Agent (for distribution to each Lender)), in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company which shall also contain a calculation of the Consolidated Leverage Ratio as of the last day of the applicable period (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(b)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports or recommendations submitted in writing to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(c)    promptly after the same are sent or filed, as applicable, copies of each annual report, proxy or financial statement or other report or communication sent by or on behalf of the Company to the stockholders of the Company, and notification (by facsimile or electronic mail) of the filing of each annual report on Form 10‑K, quarterly report on Form 10‑Q, current report on Form 8‑K, or registration statement by the Company with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, in each case to the extent not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d)    promptly, and in any event within five Business Days, after receipt thereof by the Company or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non‑U.S. jurisdiction) concerning any formal investigation by such agency regarding financial or other operational results of the Company or any Subsidiary thereof;
(e)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and
(f)    within a reasonable period of time after any request by the Administrative Agent, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents (A) are available on the website of the SEC at http://www.sec.gov or (B) are posted on the Company’s behalf on another Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that in the case of documents that are not available on http://www.sec.gov, (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests in writing the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (or if requested by the Company in writing to the Administrative Agent with respect to any specific items, the Company shall notify the Administrative Agent of such posting and the Administrative Agent shall thereafter notify the Lenders of such posting) (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company and each Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company and the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company and the Borrowers or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company and each Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Company and each Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non‑public information with respect to the Company or such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
6.03    Notices. Promptly after a Responsible Officer has obtained knowledge thereof, notify the Administrative Agent (and the Administrative Agent shall thereafter notify the Lenders of such notice):
(a)    of the occurrence and continuation of any Default;
(b)    of (i) any breach or non performance of, or any default under, any Contractual Obligation of the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, (ii) any non-frivolous action, suit, proceeding, claim or dispute pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that could reasonably be expected to have a Material Adverse Effect; (iii) any material development in any such action, suit, proceeding, claim or dispute; and (iv) any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event that could reasonably be expected to result in liability of the Company or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in the aggregate amount in excess of the Threshold Amount; and
(d)    of any material change in accounting policies or financial reporting practices by the Company that is not described in the financial statements referred to in Sections 6.01(a) and (b), other than any such change required by GAAP.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, including vehicles, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02 or if otherwise Disposed of in a transaction not prohibited hereunder; (b) take all reasonable action to maintain its good standing (if applicable) and all rights, privileges, permits, licenses and franchises, necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non‑preservation or non‑renewal of which could reasonably be expected to have a Material Adverse Effect; and (d) if applicable, take all reasonable action to preserve and maintain, in accordance with its standard policies and procedures, all manufacturer statements of origin, certificates of origin, certificates of title or ownership and other customary vehicle title documentation necessary or desirable in the normal conduct of its business except as otherwise permitted hereunder.
6.06    Maintenance of Properties. Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (including self-insurance) insurance with respect to its properties and business against such casualties and contingencies as are customarily insured against by businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as are customary for similar businesses in all material respects.
6.08    Compliance with Laws and Contractual Obligations. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority and all Contractual Obligations applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree or Contractual Obligation (other than the Loan Documents) is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made, in a manner to allow financial statements to be prepared in conformity with GAAP (or, in the case of Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization) consistently applied in respect of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be, including, if applicable and in accordance with the standard policies and procedures of the Company or such Subsidiary, as the case may be, books and records specifying the year, make, model, cost, price, location and vehicle identification number of each vehicle owned by the Company or such Subsidiary.
6.10    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender, in each case at the expense of the Administrative Agent or such Lender, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times during normal business hours as may be reasonably requested upon reasonable advance notice to the Company and (unless an Event of Default exists) no more than once during any period of 12 consecutive months; provided, however, that (i) unless an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice and (iii) this Section 6.10 shall not apply to any Excluded Special Purpose Finance Subsidiary. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussion with the Company’s accountants. Notwithstanding anything else set forth herein to the contrary, in no event shall the Company or any of the Subsidiaries be required to allow any such Person to inspect or examine, or be required to discuss, any records, documents or other information (x) with respect to which the Company or any of the Subsidiaries has obligations of confidentiality (whether pursuant to law, contract or otherwise) (it being understood that the Company or any of the Subsidiaries shall inform the Administrative Agent of the existence and nature of the confidential records, documents or other information not being provided and, following a reasonable request from the Administrative Agent, use commercially reasonable efforts to request consent from an applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent)) or (y) that is subject to attorney-client privilege).
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions to refinance the Existing Credit Agreement, to fund the Borrowers’ acquisition of new and used vehicles, to provide for working capital, to finance capital expenditures and for other general corporate purposes, including, without limitation, for Acquisitions and for the repurchase of shares of the Company’s capital stock, in each case not in contravention of any Law or of any Loan Document or in any manner that would violate Regulation U of the FRB.
6.12    New Subsidiaries. As soon as practicable but in any event within 30 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) following the acquisition or creation of any Subsidiary (other than an Excluded Subsidiary) by a Loan Party (including by way of division) cause to be delivered to the Administrative Agent each of the following:
(i)    a Joinder Agreement duly executed by such Subsidiary (with all schedules thereto appropriately completed), which Joinder Agreement will, if such Subsidiary will engage in the business of selling or leasing new motor vehicles, designate such Subsidiary as a Designated Borrower;
(ii)    if reasonably requested by the Administrative Agent, an opinion or opinions of counsel to such Subsidiary dated as of the date of delivery of such Joinder Agreements (and other Loan Documents) provided for in this Section 6.12 and addressed to the

Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent; and
(iii)    current copies of the Organization Documents of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 6.12, all certified by the applicable Governmental Authority (in the case of certificates of incorporation, certificates of formation or equivalent organizational documents) or appropriate officer as the Administrative Agent may reasonably request.
6.13    Anti-Corruption Laws.
Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-corruption Laws in other jurisdictions that may be applicable to the Loan Parties and their Subsidiaries from time to time and maintain policies and procedures reasonably designed to promote and achieve compliance with the United States Foreign Corrupt Practices Act of 1977 and, in the case of any business from time to time conducted outside of the United States, such other similar anti-corruption laws.
ARTICLE VII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized) shall remain outstanding, the Company shall not, nor shall it permit the Revolving Borrower or any other Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its current assets, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, refinancings or extensions thereof, provided that in the case of any such renewal, refinancing or extension (i) the property covered thereby is not changed (other than (A) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date to the extent that the Liens being renewed, refinanced or extended included after-acquired property and (B) proceeds and products thereof), (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;
(c)    Liens for Taxes and assessments which are not yet delinquent for a period of more than thirty (30) days or which are delinquent for a period of more than thirty (30) days and are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(d)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled (or if filed, have been discharged or are stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance, and deposits in the ordinary course of business securing liability to insurance carriers under insurance or self‑insurance arrangements, and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(f)    pledges or deposits to secure the performance of bids, trade contracts, governmental contracts, and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights‑of‑way, restrictions and other similar encumbrances and minor title defects affecting real property which do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;
(h)    other Liens on real property securing Indebtedness; provided that in each case (i) the principal amount of the Indebtedness does not exceed 95% of the appraised fair market value of the real property securing such Indebtedness as of the date such Liens are granted on such real property and (ii) such real property is used for purposes that would not be prohibited by Section 7.03;
(i)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(j)    Liens securing Indebtedness (or any extension, renewal or refinancing thereof) in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets or for vehicles acquired at auction; provided that (i) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition (or in the case of any extension, renewal or refinancing, the outstanding amount of Indebtedness is not increased);
(k)    Liens on Permitted Retail Installment Contracts, the Related Property and assets of Excluded Special Purpose Finance Subsidiaries arising in connection with Permitted Sale Facilities;
(l)    Liens (i) arising in connection with leases or subleases (each not constituting Indebtedness), licenses or sublicenses (including software and other technology licenses) in each case entered into in the ordinary course of business, (ii) deemed to exist in connection with software escrow arrangements with third parties in the ordinary course of business, and (iii) in connection with leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Company and its Subsidiaries;

(m)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, or (iii) arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions) and which are within the general parameters customary in the banking industry;
(n)    Liens on vehicles purchased in the ordinary course of business, provided that such Liens were in existence at the time of such purchase;
(o)    Liens on specific property existing at the time such property was acquired or existing on the property of any Person that becomes a Subsidiary after the date hereof, provided that (i) such Liens were in existence at the time of such acquisition or such Person becoming a Subsidiary and not created in contemplation thereof, (ii) no such Lien extends to any property other than the property acquired or property of such Person becoming a Subsidiary, and the proceeds and products thereof, and (iii) the Loan Parties shall be in Pro Forma Compliance (as determined as of the most recent date for which financial statements have been furnished pursuant to Section 6.01(a) or (b)) with Section 7.07 at the time of such acquisition;
(p)    (A) Liens not otherwise permitted under this Section 7.01; provided that (i) at the time of the creation or incurrence of such Lien, no Default shall exist or would result from such Lien, and (ii) the aggregate principal amount of Indebtedness secured by all Liens created or incurred in reliance on this clause (p) shall not exceed 15% of Consolidated Unencumbered Current Assets (determined at the time of incurrence and calculated using Consolidated Unencumbered Current Assets as of the most recently ended fiscal quarter for which financial statements have been furnished) and (B) Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to clause (p)(A) of this Section 7.01; provided that (i) the Indebtedness secured by any such Lien is in an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness secured by the Lien which is being extended, renewed, substituted or replaced, plus any accreted amount, unpaid accrued interest, premium, underwriting discount, and any other fees, commissions and expenses incurred in connection therewith and (ii) the assets encumbered by such Lien are not increased;
(q)    Liens on Company Margin Stock that is held by the Company as treasury stock;
(r)    Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(s)    Liens (i) on cash earnest money deposits in favor of the seller of any property to be acquired in an Acquisition or Investment which is to be applied against the purchase price for such Acquisition or Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition not prohibited hereunder, in each case solely to the extent such Acquisition, Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;
(u)    Liens on Equity Interests of Joint Ventures securing obligations of such Joint Venture, and options, put and call arrangements, rights of first refusal and other similar rights relating to Investments in Joint Ventures, partnerships and the Company’s Equity Interests;
(v)    Liens consisting of cash deposits securing any Swap Contract permitted hereunder in the ordinary course of business and consistent with past practices (so long as (i) no Event of Default has occurred and is continuing at the time of granting such Lien and (ii) such Liens are required by regulatory requirements applicable to the relevant counterparties);
(w)    netting arrangements in respect of Swap Contracts (but only to the extent the amounts netted arise under Swap Contracts with the same counterparties);
(x)    Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Indebtedness to the extent permitted under Section 7.08; and
(y)    Liens arising from precautionary UCC financing statement (or similar filings under applicable law) filings regarding operating leases entered into by the Company or any Subsidiary.
7.02    Fundamental Changes. Dissolve, liquidate, merge or consolidate with or into another Person or consummate any Delaware LLC Division, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Subsidiaries (taken as a whole) to or in favor of any Person, except that:
(a)    the Company or the Revolving Borrower may merge or consolidate with or into any Person as part of an Acquisition or Investment not prohibited hereunder, provided that (i) the Company or the Revolving Borrower, as applicable, shall be the continuing or surviving Person and (ii) no Event of Default exists or would result therefrom;
(b)    (i) any Subsidiary (other than the Revolving Borrower) may merge or consolidate with or into (x) the Company, provided that the Company shall be the continuing or surviving Person, (y) the Revolving Borrower, provided that the Revolving Borrower shall be the continuing or surviving Person, or (z) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging or consolidating with another Subsidiary that is not a Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person, (ii) any Subsidiary (other than the Revolving Borrower) may liquidate or dissolve, or the Revolving Borrower or any Subsidiary may change its legal form if the Company determines in good faith that such action is in the best interest of the Company and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall, at or before the time of such dissolution, transfer its assets to the Company or another Subsidiary unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor, unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder) and (iii) the Company may merge or consolidate with or into the Revolving Borrower; provided that the Revolving Borrower is the surviving Person;
(c)    any Subsidiary (other than the Revolving Borrower) may (i) Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Company, the Revolving Borrower or a Subsidiary Guarantor and (ii) merge or consolidate with, or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Person (that is not a Subsidiary) so long as such merger, consolidation or Disposition does not constitute a Disposition of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to such other Person; and
(d)    any Subsidiary may sell all or substantially all of its Permitted Retail Installment Contracts and Related Property pursuant to Permitted Sale Facilities;
provided, however, that (i) any Excluded Subsidiary may dissolve, liquidate, or merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person and (ii) any Specified Subsidiary may dissolve or liquidate if, in connection with such dissolution or liquidation, all assets of such Specified Subsidiary are distributed to its parent company.
7.03    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related, incidental or complementary thereto or extensions thereof if, after giving effect thereto, the business conducted by the Company and its Subsidiaries, taken as a whole, would be substantially different from the business conducted by the Company and its Subsidiaries on the date hereof.
7.04    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person not an Affiliate of the Company, provided that the foregoing restriction shall not apply to (i) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (ii) the payment of reasonable and customary fees and expenses, and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the Company and its Subsidiaries, (iii) the issuance of Equity Interests to any director, officer, employee or consultant of the Company or its Subsidiaries, (iv) employment and severance arrangements (including options to purchase Equity Interests of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights, participation plans or similar employee benefits plan) between the Company or any Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business, (v) payments to or from, and transactions with, joint ventures (to the extent such joint venture is only an Affiliate as a result of Investments by the Company and the Subsidiaries in such joint venture) in the ordinary course of business, (vi) transactions between the Company or any Subsidiary and any Person that is an Affiliate solely due to the fact that an officer or a director of such Person is also a director of the Company or such Subsidiary; provided, however, that such director abstains from voting as a director of the Company or such Subsidiary, as the case may be, on any matter involving such other Person, (vii) share repurchases of the Company’s common stock, (viii) any transaction in which the aggregate amount involved in each single or related series of transactions does not exceed $10,000,000 and (ix) any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors of the Company in good faith.

7.05    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Subsidiary to make Restricted Payments to the Company or any Subsidiary Guarantor or to otherwise transfer property to the Company or any Subsidiary Guarantor; provided, however, that this section shall not prohibit any limitation (i) imposed on an Excluded Subsidiary; (ii) imposed in connection with a Disposition of property or assets not prohibited hereunder pending the consummation of such Disposition; (iii) imposed by law or any Loan Document; (iv) in the documentation governing the Term Loan Facility; (v) contained in any agreement of (A) an entity or related to assets acquired by or merged into or consolidated with the Company or any Subsidiary or (B) a Person that becomes a Subsidiary, in each case in existence at the time of such acquisition, merger, consolidation or such Person becoming a Subsidiary and so long as such limitation was not incurred in connection with, or in contemplation of, such acquisition, merger, consolidation or such Person becoming a Subsidiary and in any extension, renewal, refinancing or replacement of any such agreement; provided that any agreement effecting such extension, renewal, refinancing or replacement does not contain any restriction or limitation on the payment of dividends or distributions that is more restrictive than the restrictions and limitations contained in the agreement being extended, renewed, refinanced or replaced; and (vi) in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the reasonable and good faith judgment of the Company, no more restrictive in any material respect with respect to the Company or any Subsidiary than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date (including this Agreement and the Term Loan Facility) and that do not materially impair the ability of the Loan Parties to repay the Obligations.
7.06    [Reserved].
7.07    Financial Covenants.
(a)    Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.75 to 1.00; provided, that, upon the consummation of any Material Acquisition and the written election of the Company to the Administrative Agent no later than ten Business Days following the consummation of such Material Acquisition, the maximum permitted Consolidated Net Leverage Ratio for each of the four (4) fiscal quarters of the Company immediately following such Material Acquisition (including the fiscal quarter of the Company in which such Material Acquisition was consummated) (such period of increase, the “Leverage Holiday”) shall be increased to 4.25 to 1.00; provided, further, that, there shall be at least four consecutive fiscal quarters between such elections during which time no Leverage Holiday shall be in effect.
(b)    Consolidated Interest and Rent Coverage Ratio. Permit the Consolidated Interest and Rent Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.00 to 1.00.
7.08    Indebtedness. Incur any Indebtedness after the Closing Date unless the Loan Parties shall be in compliance with Section 7.07 on a Pro Forma Basis as of the most recent date for which financial statements have been furnished pursuant to Section 6.01(a) or (b) giving effect to such incurrence.
7.09    Sanctions.
Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Sanctioned Person or in any Designated Jurisdiction.

7.10    Anti-Corruption Laws.
Directly or, to the knowledge of the Company or the Borrowers, indirectly use the proceeds of any Credit Extension for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977 or other similar anti-corruption Laws in other jurisdictions that may be applicable to the Loan Parties or their Subsidiaries from time to time.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non‑Payment. The Company or any other Loan Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within seven Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Company or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to any Borrower or the Company), 6.11 or Article VII; or
(c)    Other Defaults. The Company, the Revolving Borrower, any other Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Company receives notice thereof from the Administrative Agent; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross‑Default. (i) A default shall occur, which is not cured or waived, (A) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Indebtedness hereunder) of the Company or of any Subsidiary in an outstanding aggregate amount not less than the Threshold Amount, or (B) in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness described in clause (A) above may have been issued, created, assumed, guaranteed or secured by the Company or any Subsidiary, and in the case of each of clauses (A) and (B) such default shall continue for more than the period of grace, if any, therein specified, and if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof or (ii) any other event occurs with respect to any Indebtedness described in clause (i)(A) above, the effect of which other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity and such Indebtedness shall not be repaid when due; unless, in the case of clauses (i)(B) and (ii) above, (1) such default or other event is capable of being cured, (2) the Company or such Subsidiary, as applicable, is diligently pursuing such cure and (3) the holders of such Indebtedness have not caused such Indebtedness to be accelerated (or otherwise prepaid, defeased or redeemed) or terminated the commitments with respect to such Indebtedness; provided, however, (y) this Section 8.01(e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness and (z) notwithstanding the foregoing and solely with respect to any agreement or instrument between the Company or any Subsidiary, on one hand, and any Lender or any Affiliate of any Lender, on the other hand, that is within the scope of this Section 8.01(e), an Event of Default shall not be deemed to have occurred under this Section 8.01(e) solely as a result of the Company’s or such Subsidiary’s sale, pledge, or other Disposition of Company Margin Stock in violation of any restriction on the sale, pledge, or other Disposition of Company Margin Stock that is contained in any such instrument or agreement; provided, further, that, with respect to any Permitted Sale Facility, this Section 8.01(e) shall not apply with respect to any event the effect of which is to cause the early termination, acceleration or early amortization of such Permitted Sale Facility so long as (A) such early termination, acceleration or early amortization of such Permitted Sale Facility could not reasonably be expected to have a Material Adverse Effect and (B) such event could not reasonably be expected to result in any recourse against the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) in an aggregate amount of more than the Threshold Amount;
(f)    Insolvency Proceedings, Etc. The Company or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial portion of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
(h)    Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not paid or covered by independent third‑party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non‑monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgment is not vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof, or if longer, within the applicable appeal period (but in no event for more than 60 days from the entry thereof); or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than (i) as expressly permitted hereunder or thereunder, (ii) with respect to a Subsidiary Guarantor, the release thereof from the Subsidiary Guaranty Agreement upon the Disposition of such Guarantor in a transaction not prohibited hereunder or (iii) satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), ceases to be in full force and effect; or the Company or any Subsidiary contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of Obligations (other than contingent indemnification obligations as to which no claim has been asserted), or purports in writing to revoke, terminate or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; provided that, to the extent permitted by applicable law, the Administrative Agent shall use good faith efforts to provide notice to the Revolving Borrower of such declaration, provided further, however, that the failure to provide such notice will not impair the effectiveness of such declaration or give rise to any liability of the Administrative Agent, any Lender or the L/C Issuer with respect thereto;
(b)    upon notice to the Revolving Borrower, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company and the Borrowers;
(c)    require that any Borrower or Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or Law or equity; and
(e)    to the extent permitted pursuant to such Payment Commitment, revise, terminate or suspend Payment Commitments with any manufacturer or distributor;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company or any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers (jointly or severally) to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel payable under Sections 10.04 and 10.05 to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel payable under Sections 10.04 and 10.05 to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.17; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX

ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other

Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Company nor any Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company unless an Event of Default has occurred and is continuing (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the consent of the Company unless an Event of Default has occurred and is continuing (such consent not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.06 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The foregoing notwithstanding, upon the discharge of the retiring or removed Administrative Agent’s duties hereunder, neither the retiring or removed Administrative Agent nor the successor Administrative Agent or any New Vehicle Swing Line Lender shall be required to honor any request by a vehicle manufacturer or distributor for advance of a New Vehicle Swing Line Loan, unless and until (A) such successor Administrative Agent and such manufacturer or distributor (and if required pursuant to the terms of such Payment Commitment, the applicable Borrower) have entered into a new Payment Commitment, and (B) any existing Payment Commitment between such manufacturer or distributor and the retiring or removed Administrative Agent has been terminated. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender or New Vehicle Swing Line Lender, it shall retain all the rights of the Swing Line Lender or New Vehicle Swing Line Lender provided for hereunder with respect to Swing Line Loans and New Vehicle Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans or New Vehicle Swings Line Loans pursuant to Section 2.04(c) or Section 2.05(e). Upon the appointment by the Borrowers of a successor L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, as applicable, (ii) the retiring L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of retiring L/C Issuer with respect to such Letters of Credit.
9.07    Non‑Reliance on Administrative Agent and Other Lenders‑. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the arrangers, book runners, syndication agents or documentation agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.10 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10    Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 9.10. Upon release of a Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, the Administrative Agent (and each Lender irrevocably authorizes the Administrative Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, in accordance with the terms thereof and this Section 9.10.
9.11    ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
ARTICLE X

MISCELLANEOUS
10.01    Amendments, Etc. Except as expressly provided below, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing and signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and the Administrative Agent’s receipt of such writing is acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (b) of the last paragraph of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount, it being understood that any change to the definition of Consolidated Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(e)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender; or
(g)    release the Company from the Company Guaranty Agreement or, other than as a result of a Disposition or otherwise expressly permitted hereunder or thereunder, release all or substantially all of the value of the Subsidiary Guaranty Agreement without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement, (ii) any Issuer Document relating to any Letter of Credit issued or to be issued by the applicable L/C Issuer may be amended, or rights or privileges waived, in a writing executed only by the parties thereto; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the New Vehicle Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the New Vehicle Swing Line Lender under this Agreement; and (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.
Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such

Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary: (a) the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (c) any Autoborrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (d) the Administrative Agent and the Company may make amendments to this Agreement contemplated by Section 3.03(c), (e) this Agreement may be amended by the Borrowers, the Administrative Agent, the Added Lenders and the Increasing Lenders solely to effectuate increases in the Aggregate Commitments pursuant to Section 2.16 and (f) the Company, the Administrative Agent and each extending Lender may make such amendments to this Agreement solely to effectuate extensions of the Maturity Date pursuant to Section 2.19.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows, provided, that any notice under Section 2.06(c) shall be accomplished through automatic electronic payment procedures established from time to time between the Revolving Borrower and the New Vehicle Swing Line Lender:
(i)    if to the Company, a Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company or the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II, Section 6.03 or Section 10.14(d) if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article or Section by electronic communication. The Administrative Agent, the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Company (for itself and on behalf of the other Borrowers), the Administrative Agent, the L/C Issuer, the Swing Line Lender and the New Vehicle Swing Line Lender may change its address, facsimile or telephone number and electronic mail addresses for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number and electronic mail addresses for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the New Vehicle Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities Laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices, Letter of Credit Applications, Swing Line Loan Notices and New Vehicle Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company and each Borrower (jointly and severally) shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company or any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender

from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, Swing Line Lender or New Vehicle Swing Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Company and each Borrower (jointly and severally) shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer (including the reasonable fees, charges and disbursements of one primary counsel for the L/C Issuer), in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, any Lender or the L/C Issuer, taken as a whole, and if necessary, one local counsel in any relevant jurisdiction, to the Administrative Agent, any Lender or the L/C Issuer, taken as a whole, unless the representation of one or more such Person by such counsel would be inappropriate due to the existence of an actual conflict of interest, in which case, upon prior written notice to the Company, the Company and the Borrowers shall also be required to reimburse the reasonable out of pocket fees, charges and disbursements of one additional counsel to such affected Persons in each relevant jurisdiction), in connection with the enforcement or protection of its rights, including any audit fees incurred when conducting any audit of any Loan Party during the continuance of an Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Company and the Borrowers. The Company and each Borrower (jointly and severally) shall indemnify the Administrative Agent (and any sub agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel to the Indemnitees, taken as a whole, and if necessary, one local counsel in any relevant jurisdiction, to the Indemnitees, taken as a whole, unless the representation of one or more Indemnitees by such counsel would be inappropriate due to the existence of an actual conflict of interest, in which case, upon prior written notice to the Company, the Company and the Borrowers shall also be required to reimburse the reasonable out of pocket fees, charges and disbursements of one additional counsel to such affected Indemnitees in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party, the Company, any Borrower or any other Loan Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company, any Borrower or any of its Subsidiaries, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final order to have resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Indemnified Party thereof or (B) a material breach by such Indemnitee of its obligations hereunder, or (ii) arise solely from a proceeding brought by an Indemnitee against any other Indemnitee (other than any claims against any Indemnitee in its capacity or in fulfilling its role as an arranger, L/C Issuer or agent or any similar role hereunder) and do not involve an act or omission by any Loan Party or Affiliate thereof.
(c)    Reimbursement by Lenders. To the extent that the Company or any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub‑agent thereof), the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent), the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent), L/C Issuer, the Swing Line Lender, or the New Vehicle Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
(d)    Waiver of Consequential Damages, Etc. Without limiting the Loan Parties’ indemnification obligations above, to the fullest extent permitted by applicable law, no party hereto shall assert, and each other party hereto hereby waives, any claim against any other party hereto (or any Indemnitee or any Loan Party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than in respect of any such damages incurred or paid by an Indemnitee to a third party and to which such Indemnitee is otherwise entitled to indemnification as provided above). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Company or any Borrower is made to the Administrative Agent, the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or any other Lender, or the Administrative Agent, the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or any other Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent (other than (1) any amount consisting of the Administrative Agent’s fees under Section 2.10(b)(i) or (2) principal or interest on any Bilateral Swing Line Loan or Bilateral New Vehicle Swing Line Loan), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations, in Swing Line Loans and in New Vehicle Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans and New Vehicle Swing Line Loans;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)    the consent of the Swing Line Lender and the New Vehicle Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment to a Person that is not a Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company, any Borrower, the Swing Line Lender, the New Vehicle Swing Line Lender, the L/C Issuer or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Swing Line Loans and/or New Vehicle Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each of the Company and each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, provided that such Participant agrees to be subject to the provisions of Section 3.05 and Section 10.13 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any of its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America (or, as applicable, any other L/C Issuer) assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America (or, as applicable, such other L/C Issuer) may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender and/or (iii) upon 30 days’ notice to the Company, resign as New Vehicle Swing Line Lender. In the event of any such resignation as L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America (or, as applicable, such other resigning L/C Issuer) as L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, as the case may be. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line

Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Eurodollar Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). If Bank of America resigns as New Vehicle Swing Line Lender, it shall retain all the rights of the New Vehicle Swing Line Lender provided for hereunder with respect to New Vehicle Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Eurodollar Rate Committed Loans or fund risk participations in outstanding New Vehicle Swing Line Loans pursuant to Section 2.05(e). Upon the appointment of a successor L/C Issuer, Swing Line Lender and/or New Vehicle Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties who need to know such Information in connection with the transactions hereunder (it being understood and agreed that (i) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and (ii) the Administrative Agent, the Lenders and the L/C Issuer, as applicable, shall be responsible for their respective Controlled or Controlling Affiliates’ failure to maintain the confidentiality of such Information), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners); provided that (i) the Administrative Agent, such Lender or the L/C Issuer, as applicable, agrees to the extent practicable and not prohibited by applicable Law to inform the Company promptly thereof prior to such disclosure and (ii) notwithstanding anything to the contrary contained herein, the Administrative Agent, the Lenders or the L/C Issuer, and their Affiliates may disclose Information, without notice to the Company, to any Governmental Authority or self-regulatory authority (including bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of such Person’s or its Affiliate’s business in connection with the exercise of such authority or claimed authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the written consent (including by electronic mail) of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or the L/C Issuer from a source other than the Company or any Subsidiary that is not, to the knowledge of the Administrative Agent, such Lender or such L/C Issuer, as applicable, subject to a confidentiality obligation owing to the Company or any Subsidiaries prohibiting disclosure with respect to such Information.
For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a

nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of written information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non‑public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable Law, including Federal and state securities Laws.
10.08    Right of Setoff. Subject to Section 2.14, if an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the Obligations of the Company or such Borrower, as applicable, now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Company or such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, however, that the Lenders, the L/C Issuer and their respective Affiliates shall not set off or apply (A) any such deposits in deposit accounts owned by or in the name of the Company or any Borrower with respect to which the Company or any Borrower is acting on behalf of another person who is not a Loan Party or a Subsidiary in connection with any engagement, and the Company or any Borrower does not own such deposit account for its own benefit, and (B) any such deposits in any deposit account containing only the assets of Persons (other than the Company or Affiliates of the Company) for whom the Company or any Subsidiary is serving as a fiduciary or on a contractual basis or (C) in each case except pursuant to the terms of any Permitted Sale Facility, (i) any such deposits at any time held in or credited to the Collection Account or (ii) any such deposits at any time held in or credited to any deposit account identified on Schedule 10.08 to the extent that, in the case of this clause (ii), such deposits are required by the terms of a Permitted Sale Facility to be paid to a Person other than a Loan Party; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the L/C Issuer acknowledge that certain deposits held in or credited to the deposit accounts identified on Schedule 10.08 are required by the terms of a Permitted Sale Facility to be paid to a Person other than a Loan Party. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agree to notify the Company and the Administrative Agent promptly after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate fee letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, or if any Lender is a Defaulting

Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04 and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Any Lender being replaced pursuant to this Section 10.13 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Company or the Administrative Agent. In connection with any such replacement, if any such Lender being replaced does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender being replaced, then such Lender being replaced shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender being replaced.
Notwithstanding the foregoing, upon not less than three Business Days prior notice to any Defaulting Lender and the Administrative Agent (which the Administrative Agent shall promptly provide to the Lenders and L/C Issuers), the Company (with the consent of the Administrative Agent) shall have the right to terminate the then unutilized Commitment of such Defaulting Lender, after taking into account the portion of such Commitment, if any, which theretofore has been or substantially contemporaneously therewith is being, assigned pursuant to the foregoing provisions of this Section 10.13. In the event of any such termination, future Credit Extensions shall be allocated to the Non-Defaulting Lenders in accordance with Section 2.18(a)(iv).
10.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY OR ANY RELATED PARTY OF SUCH OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT

NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, BAS, and the other Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, BAS, and the other Arrangers, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, BAS, and the other Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, BAS nor the other Arrangers has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, BAS and the other Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, BAS nor the other Arrangers has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, BAS and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, New Vehicle Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
10.18    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and the Borrowers, which information includes the name and address of the Company and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and such Borrower in accordance with the Patriot Act. The Company and the Borrowers shall, to the extent commercially reasonable, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
10.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
10.20    Acknowledgement Regarding any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
CARMAX, INC.,
a Virginia corporation
By: /s/ Thomas W. Reedy
Name: Thomas W. Reedy
Title: Executive Vice President and Chief Financial
Officer

CARMAX AUTO SUPERSTORES, INC.,
a Virginia corporation
By: /s/ Thomas W. Reedy
Name: Thomas W. Reedy
Title: Executive Vice President and Chief Financial
Officer

CARMAX OF LAUREL, LLC,
a Virginia limited liability company
By: /s/ Thomas W. Reedy
Name: Thomas W. Reedy
Title: Executive Vice President and Chief Financial
Officer

CARMAX AUTO MALL, LLC,
a Virginia limited liability company

By: /s/ Thomas W. Reedy
Name: Thomas W. Reedy
Title: Executive Vice President and Chief Financial
Officer

CARMAX, INC.
CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Linda Lov
Name: Linda Lov
Title: Assistant Vice President

CARMAX, INC.
CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender, L/C Issuer,
Swing Line Lender and New Vehicle Swing Line Lender
By: /s/ A. Steven Greene
Name: A. Steven Greene
Title: Senior Vice President

CARMAX, INC.
CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender and
L/C Issuer
By: /s/ Joon Hur
Name: Joon Hur
Title: Executive Director

CARMAX, INC.
CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender
By: /s/ Jeffrey R. Bullard, Sr.
Name: Jeffrey R. Bullard, Sr.
Title: Senior Vice President

CARMAX, INC.
CREDIT AGREEMENT

TOYOTA MOTOR CREDIT CORPORATION, as a Lender
By: /s/ Gerald Jules
Name: Gerald Jules
Title: National Accounts Manager

CARMAX, INC.
CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Suzanne L. Bayer
Name: Suzanne L. Bayer
Title: Vice President

CARMAX, INC.
CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender
By: /s/ Christopher Aitkin
Name: Christopher Aitkin
Title: Vice President

CARMAX, INC.
CREDIT AGREEMENT

ROYAL BANK OF CANADA, as a Lender
By: /s/ Benjamin Lennon
Name: Benjamin Lennon
Title: Authorized Signatory

CARMAX, INC.
CREDIT AGREEMENT

MUFG BANK, LTD., as a Lender
By: /s/ John Margetanski
Name: John Margetanski
Title: Director

CARMAX, INC.
CREDIT AGREEMENT

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender
By: /s/ Timothy Miller
Name: Timothy Miller
Title: Director

CARMAX, INC.
CREDIT AGREEMENT

MIZUHO BANK, LTD., as a Lender
By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

CARMAX, INC.
CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender
By: /s/ Bradley Walker
Name: Bradley Walker
Title: Director

CARMAX, INC.
CREDIT AGREEMENT

TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender
By: /s/ Maria Macchiaroli
Name: Maria Macchiaroli
Title: Authorized Signatory

CARMAX, INC.
CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By: /s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

CARMAX, INC.
CREDIT AGREEMENT

BRANCH BANKING & TRUST COMPANY, as a Lender
By: /s/ Michael R. Burkitt
Name: Michael R. Burkitt
Title: SVP

CARMAX, INC.
CREDIT AGREEMENT

BNP PARIBAS, as a Lender
By: /s/ Monica Tilani
Name: Monica Tilani
Title: Vice President

By: /s/ Richard Pace
Name: Richard Pace
Title: Managing Director

CARMAX, INC.
CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ David Notaro
Name: David Notaro
Title: Senior Vice President

CARMAX, INC.
CREDIT AGREEMENT

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$180,000,000.00	12.413793100%
JPMorgan Chase Bank, N.A.	$175,000,000.00	12.068965520%
Wells Fargo Bank, National Association	$175,000,000.00	12.068965520%
Toyota Motor Credit Corporation	$145,000,000.00	10.000000000%
U.S. Bank National Association	$145,000,000.00	10.000000000%
Barclays Bank PLC	$95,000,000.00	6.551724138%
Royal Bank of Canada	$95,000,000.00	6.551724138%
MUFG Bank, Ltd.	$95,000,000.00	6.551724138%
Capital One, National Association	$48,000,000.00	3.310344828%
Mizuho Bank, Ltd.	$48,000,000.00	3.310344828%
The Bank of Nova Scotia	$48,000,000.00	3.310344828%
Toronto-Dominion Bank, New York Branch	$48,000,000.00	3.310344828%
Sumitomo Mitsui Banking Corporation	$48,000,000.00	3.310344828%
Branch Banking & Trust Company	$35,000,000.00	2.413793103%
BNP Paribas	$35,000,000.00	2.413793103%
PNC Bank, National Association	$35,000,000.00	2.413793103%
TOTAL	$1,450,000,000.00	100.000000000%

SCHEDULE 2.01A

LETTER OF CREDIT AND SWING LINE COMMITMENTS

L/C Issuer	L/C Commitment
Bank of America, N.A.	$25,000,000.00
JPMorgan Chase Bank, N.A.	$25,000,000.00
Total	$50,000,000.00

Swing Line Lender	Swing Line Commitment
Bank of America, N.A.	$75,000,000.00
Total	$75,000,000.00